333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan
Reports Fourth-Quarter and Year Ended December 31, 2014 Results

▪
Net loss attributable to common stock totaled $2.9 billion, $2.75 per share, for fourth-quarter 2014 and $1.3 billion, $1.26 per share, for the year 2014. After adjusting for special items (see page 2) totaling $3.1 billion, $3.00 per share, for fourth-quarter 2014 and $3.3 billion, $3.22 per share, for the year 2014, adjusted net income attributable to common stock totaled $257 million, $0.25 per share, for fourth-quarter 2014 and $2.0 billion, $1.96 per share, for the year 2014.

▪
Consolidated sales totaled 972 million pounds of copper, 377 thousand ounces of gold, 21 million pounds of molybdenum and 12.1 million barrels of oil equivalents (MMBOE) for fourth-quarter 2014 and 3.9 billion pounds of copper, 1.25 million ounces of gold, 95 million pounds of molybdenum and 56.8 MMBOE for the year 2014.

▪
Consolidated sales for the year 2015 are expected to approximate 4.3 billion pounds of copper, 1.3 million ounces of gold, 95 million pounds of molybdenum and 55.5 MMBOE, including 950 million pounds of copper, 225 thousand ounces of gold, 23 million pounds of molybdenum and 13.1 MMBOE for first-quarter 2015.

▪	Average realized prices for fourth-quarter 2014 were $2.95 per pound for copper, $1,193 per ounce for gold and $78.02 per barrel for oil.

▪	Consolidated unit net cash costs for fourth-quarter 2014 averaged $1.47 per pound of copper for mining operations and $21.93 per barrel of oil equivalents (BOE) for oil and gas operations.

▪
Operating cash flows totaled $1.1 billion for fourth-quarter 2014 and $5.6 billion (net of $0.6 billion in working capital uses and changes in other tax payments) for the year 2014. Based on current sales volume and cost estimates and assuming average prices of $2.60 per pound for copper, $1,300 per ounce for gold, $9 per pound for molybdenum and $50 per barrel for Brent crude oil, operating cash flows for the year 2015 are estimated to approximate $4 billion (including $0.2 billion of working capital sources and changes in other tax payments).

▪
Capital expenditures totaled $1.8 billion for fourth-quarter 2014 and $7.2 billion for the year 2014, including $2.9 billion for major projects at mining operations and $3.2 billion for oil and gas operations. Capital expenditures are expected to approximate $6.0 billion for the year 2015, including $2.5 billion for major projects at mining operations and $2.3 billion for oil and gas operations, reflecting a 34 percent decrease in oil and gas expenditures.

▪	On November 3, 2014, FCX completed the sale of its 80 percent ownership interests in the Candelaria and Ojos del Salado copper mining operations for $1.8 billion in cash.

▪
During fourth-quarter 2014, FM O&G achieved several positive results in its exploration and development program, including positive well results at Holstein Deep, Power Nap and Dorado in the Deepwater Gulf of Mexico (GOM) and a successful well test at Highlander onshore in South Louisiana.

▪
FCX is taking aggressive actions to reduce or defer capital expenditures and other costs and has initiated efforts to obtain third-party funding for a significant portion of its oil and gas capital expenditures to maintain financial strength and flexibility in response to recent sharp declines in oil prices. In addition, FCX is monitoring copper markets and will be responsive to market conditions. As a first step, FCX has reduced budgeted 2015 capital expenditures, exploration and other costs by a total of $2 billion. FCX has a broad set of natural resource assets that provide many alternatives for future actions to enhance its financial flexibility. Additional capital cost reductions, potential additional divestitures or monetizations and other actions will be pursued as required to maintain a strong balance sheet while preserving a strong resource position and portfolio of assets with attractive long-term growth prospects.

▪	At December 31, 2014, consolidated debt totaled $19.0 billion and consolidated cash totaled $464 million.

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PHOENIX, AZ, January 27, 2015 - Freeport-McMoRan Inc. (NYSE: FCX) reported net loss attributable to common stock of $2.9 billion, $2.75 per share, for fourth-quarter 2014 and $1.3 billion, $1.26 per share, for the year 2014, compared with net income of $707 million, $0.68 per share, for fourth-quarter 2013 and $2.7 billion, $2.64 per share, for the year 2013. FCX’s net loss attributable to common stock included net charges of $3.1 billion ($3.00 per share) in fourth-quarter 2014 and $3.3 billion ($3.22 per share) for the year 2014, primarily comprised of amounts associated with a reduction in the carrying values of oil and gas properties pursuant to full cost accounting rules and goodwill impairment charges, partly offset by net noncash mark-to-market gains on oil and gas derivative contracts and a net gain from the sale of the Candelaria and Ojos del Salado mining operations. Net income attributable to common stock included net charges of $166 million ($0.16 per share) in fourth-quarter 2013 and $47 million ($0.04 per share) for the year 2013, comprised of net noncash mark-to-market losses on oil and gas derivative contracts and other items described in the summary financial data below.

James R. Moffett, Chairman of the Board; Richard C. Adkerson, Vice Chairman, and FCX President and Chief Executive Officer; and James C. Flores, Vice Chairman, and FM O&G President and Chief Executive Officer, said, "During 2014, our organization achieved strong operating performance and project development milestones despite challenging commodity market conditions, which emerged late in the year. As we enter 2015, we are implementing a series of initiatives to reduce capital and operating costs to maintain financial strength during a period of weaker commodity prices while preserving a strong resource position and a portfolio of assets with attractive long-term growth prospects. With our high quality portfolio of large scale assets, exposure to markets with favorable long-term fundamentals, and track record for effective management of our operations and balance sheet, we are confident in our ability to generate value for shareholders.”

SUMMARY FINANCIAL DATA

	Three Months Ended				Years Ended
	December 31,				December 31,
	2014		2013		2014		2013	[a]
	(in millions, except per share amounts)
Revenues[b]	$5,235	[c,d]	$5,885	[c,d]	$21,438	[c,d]	$20,921	[c,d]
Operating (loss) income[b]	$(3,299)	[e,f,g,h]	$1,650	[g,i]	$97	[e,f,g,h]	$5,351	[g,i]
Net (loss) income attributable to common stock[j]	$(2,852)	[c,d,e,f,g,h,k,l]	$707	[c,d,g,i,m]	$(1,308)	[c,d,e,f,g,h,k,l]	$2,658	[c,d,g,i,k,m]
Diluted net (loss) income per share of common stock	$(2.75)	[c,d,e,f,g,h,k,l]	$0.68	[c,d,g,i,m]	$(1.26)	[c,d,e,f,g,h,k,l]	$2.64	[c,d,g,i,k,m]
Diluted weighted-average common shares outstanding	1,039		1,044		1,039		1,006
Operating cash flows[n]	$1,118		$2,396		$5,631		$6,139
Capital expenditures[b]	$1,800		$1,663		$7,215		$5,286
At December 31:
Cash and cash equivalents	$464		$1,985		$464		$1,985
Total debt, including current portion	$18,970		$20,706		$18,970		$20,706

a.	Includes the results of FCX Oil & Gas Inc. (FM O&G) beginning June 1, 2013.

b.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page XI, which is available on FCX's website, "www.fcx.com."

c.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $28 million ($13 million to net loss attributable to common stock or $0.01 per share) for fourth-quarter 2014, $21 million ($9 million to net income attributable to common stock or $0.01 per share) for fourth-quarter 2013, $118 million ($65 million to net loss attributable to common stock or $0.06 per share) for the year 2014 and $26 million ($12 million to net income attributable to common stock or $0.01 per share) for the year 2013. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X, which is available on FCX's website, "www.fcx.com."

d.
Includes net noncash mark-to-market gains (losses) associated with crude oil and natural gas derivative contracts totaling $497 million ($309 million to net loss attributable to common stock or $0.30 per share) for fourth-quarter 2014, $(118) million ($(73) million to net income attributable to common stock or $(0.07) per share) for fourth-quarter 2013, $627 million ($389

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million to net loss attributable to common stock or $0.37 per share) for the year 2014 and $(312) million ($(194) million to net income attributable to common stock or $(0.19) per share) for the seven-month period from June 1, 2013, to December 31, 2013. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page X, which is available on FCX's website, "www.fcx.com."

e.
Includes charges of $3.4 billion ($2.1 billion to net loss attributable to common stock or $2.05 per share) for fourth-quarter 2014 and $3.7 billion ($2.3 billion to net loss attributable to common stock or $2.24 per share) for the year 2014 to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules. The fourth-quarter and year 2014 also include goodwill impairment charges of $1.7 billion ($1.7 billion to net loss attributable to common stock or $1.65 per share).

f.
Includes gains of $671 million ($450 million to net loss attributable to common stock or $0.43 per share) for fourth-quarter 2014 and $717 million ($481 million to net loss attributable to common stock or $0.46 per share) for the year 2014, primarily from the sale of FCX's 80 percent interests in the Candelaria and Ojos del Salado copper mining operations.

g.
Includes net (charges) credits for adjustments to environmental obligations and related litigation reserves of $(8) million ($16 million to net loss attributable to common stock or $0.02 per share) for fourth-quarter 2014, $(33) million ($(24) million to net income attributable to common stock or $(0.02) per share) for fourth-quarter 2013, $(76) million ($(50) million to net loss attributable to common stock or $(0.05) per share) for the year 2014 and $(19) million ($(17) million to net income attributable to common stock or $(0.02) per share) for the year 2013.

h.
The 2014 periods include charges totaling $37 million ($23 million to net loss attributable to common stock or $0.02 per share) associated with early rig termination and inventory write offs at FCX's oil and gas operations.

i.
The 2013 periods include charges of (i) $76 million ($49 million to net income attributable to common stock or $0.05 per share) associated with updated mine plans at Morenci that resulted in a loss of recoverable copper in leach stockpiles, (ii) $37 million ($23 million to net income attributable to common stock or $0.02 per share) for restructuring an executive employment arrangement and (iii) $36 million ($13 million to net income attributable to common stock or $0.01 per share) associated with a new labor agreement at Cerro Verde. The year 2013 also includes transaction and related costs totaling $80 million ($50 million to net income attributable to common stock or $0.05 per share) principally associated with the oil and gas acquisitions.

j.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page XI, which is available on FCX's website.

k.
Includes net gains (losses) on early extinguishment of debt totaling $10 million ($(18) million to net loss attributable to common stock or $(0.02) per share) in fourth-quarter 2014 and $73 million ($3 million to net loss attributable to common stock or less than $0.01 per share) for the year 2014 related to the redemption of senior notes, and $(35) million ($(28) million to net income attributable to common stock or $(0.03) per share) for the year 2013 primarily related to the termination of the acquisition bridge loan facilities.

l.
Includes a net tax benefit (charge) of $6 million (less than $0.01 per share) in fourth-quarter 2014 and $(103) million ($(0.10) per share) for the year 2014. For further discussion of the net tax benefit (charges) impacting the 2014 periods, refer to the supplemental schedule, "Income Taxes," on page IX, which is available on FCX's website.

m.
Includes gains associated with the oil and gas acquisitions, including (i) $16 million to net income attributable to common stock ($0.01 per share) in fourth-quarter 2013 and $199 million to net income attributable to common stock ($0.20 per share) for the year 2013 associated with net reductions in FCX's deferred tax liabilities and deferred tax asset valuation allowances, and (ii) $128 million to net income attributable to common stock ($0.13 per share) for the year 2013 related to FCX's preferred stock investment in and the subsequent acquisition of McMoRan Exploration Co.

n.
Includes net working capital sources (uses) and changes in other tax payments of $67 million for fourth-quarter 2014, $112 million for fourth-quarter 2013, $(632) million for the year 2014 and $(377) million for the year 2013.

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SUMMARY OPERATING DATA

	Three Months Ended			Years Ended
	December 31,			December 31,
	2014		2013	2014		2013	[a]
Copper (millions of recoverable pounds)
Production	998		1,179	3,904		4,131
Sales, excluding purchases	972		1,140	3,888		4,086
Average realized price per pound	$2.95		$3.31	$3.09		$3.30
Site production and delivery costs per pound[b]	$1.87		$1.68	$1.90	[c]	$1.88
Unit net cash costs per pound[b]	$1.47	[d]	$1.16	$1.51	[c,d]	$1.49
Gold (thousands of recoverable ounces)
Production	368		537	1,214		1,250
Sales, excluding purchases	377		512	1,248		1,204
Average realized price per ounce	$1,193		$1,220	$1,231		$1,315
Molybdenum (millions of recoverable pounds)
Production	22		23	95		94
Sales, excluding purchases	21		22	95		93
Average realized price per pound	$11.78		$11.00	$12.74		$11.85
Oil Equivalents
Sales volumes:
MMBOE	12.1		16.6	56.8		38.1
Thousand BOE (MBOE) per day	131		181	156		178
Cash operating margin per BOE:[e]
Realized revenues	$59.95		$73.58	$71.83		$76.87
Cash production costs	21.93		17.63	20.08		17.14
Cash operating margin	$38.02		$55.95	$51.75		$59.73

a.	Includes the results of FM O&G beginning June 1, 2013.

b.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, excluding net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "www.fcx.com."

c.	Excludes $0.04 per pound of copper for fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT Freeport Indonesia's (PT-FI) operating rates.

d.	Includes $0.05 per pound of copper in fourth-quarter 2014 and $0.03 per pound of copper for the year 2014 for export duties and increased royalty rates at PT-FI.

e.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “www.fcx.com.”

Consolidated Sales Volumes
Fourth-quarter 2014 consolidated copper sales of 972 million pounds were lower than fourth-quarter 2013 sales of 1.14 billion pounds, primarily reflecting the sale of Candelaria in November 2014 and lower sales from Cerro Verde and Indonesia, partly offset by higher sales from North America. Fourth-quarter 2014 sales were approximately three percent lower than the October 2014 estimate of 1.0 billion pounds, primarily reflecting lower production from Indonesia as a result of labor-related work stoppages during the period.
Fourth-quarter 2014 consolidated gold sales of 377 thousand ounces were lower than fourth-quarter 2013 sales of 512 thousand ounces because of anticipated lower ore grades, but higher than the October 2014 estimate of 350 thousand ounces.

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Fourth-quarter 2014 consolidated molybdenum sales of 21 million pounds were slightly lower than fourth-quarter 2013 sales of 22 million pounds, but approximated the October 2014 estimate of 21 million pounds.
Fourth-quarter 2014 sales from oil and gas operations of 12.1 MMBOE, including 8.1 million barrels (MMBbls) of crude oil, 20.9 billion cubic feet (Bcf) of natural gas and 0.6 MMBbls of natural gas liquids (NGLs), were lower than fourth-quarter 2013 sales of 16.6 MMBOE because of the sale of the Eagle Ford properties in June 2014, but were higher than the October 2014 estimate of 11.5 MMBOE, reflecting strong well performance and reduced downtime.
Consolidated sales for the year 2015 are expected to approximate 4.3 billion pounds of copper, 1.3 million ounces of gold, 95 million pounds of molybdenum and 55.5 MMBOE, including 950 million pounds of copper, 225 thousand ounces of gold, 23 million pounds of molybdenum and 13.1 MMBOE in first-quarter 2015.
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.47 per pound of copper in fourth-quarter 2014 were higher than unit net cash costs of $1.16 per pound in fourth-quarter 2013, primarily reflecting lower copper and gold sales volumes.
Assuming average prices of $1,300 per ounce of gold and $9 per pound of molybdenum and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.53 per pound of copper for the year 2015. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices (primarily gold and molybdenum prices). The impact of price changes on 2015 consolidated unit net cash costs would approximate $0.015 per pound for each $50 per ounce change in the average price of gold and $0.02 per pound for each $2 per pound change in the average price of molybdenum.
Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations of $21.93 per BOE in fourth-quarter 2014 were higher than cash production costs of $17.63 per BOE in fourth-quarter 2013, but were lower than the October 2014 estimate of $24 per BOE, primarily reflecting improved volumes. Higher cash production costs per BOE in fourth-quarter 2014, compared to fourth-quarter 2013, primarily reflected the sale of lower cost Eagle Ford properties in June 2014 and higher operating costs for the GOM.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $18 per BOE for the year 2015.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, molybdenum concentrates are also produced by certain of FCX's North America copper mines.
Operating and Development Activities. FCX has increased production from its North America copper mines in recent years and continues to evaluate a number of opportunities to add production capacity following positive exploration results. Future investments will be undertaken based on the results of economic and technical feasibility studies and market conditions.
At Morenci, the mill expansion project commenced operations in May 2014 and is expected to achieve full rates in first-quarter 2015. The project targets average incremental annual production of approximately 225 million pounds of copper through an increase in milling rates from 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day. Morenci's mill rates averaged 100,900 metric tons per day in fourth-quarter 2014. Morenci's copper production is expected to average over 900 million pounds per year over the next five years, compared with 691 million pounds in 2014.
Construction of the expanded Morenci milling facility is substantially complete. Remaining items include completion of the molybdenum circuit, which adds capacity of approximately 9 million pounds of molybdenum per year, and the construction of an expanded tailings storage facility, which is expected to be completed in 2015. At December 31, 2014, approximately $1.6 billion had been incurred for the Morenci mill expansion project, with approximately $55 million remaining to be incurred.

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Operating Data. Following is summary consolidated operating data for the North America copper mines for the fourth quarters and years ended 2014 and 2013:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Copper (millions of recoverable pounds)
Production	467	385	1,670	1,431
Sales, excluding purchases	434	334	1,664	1,422
Average realized price per pound	$2.99	$3.31	$3.13	$3.36

Molybdenum (millions of recoverable pounds)
Production[a]	8	6	33	32

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.81	$1.89	$1.85	$2.00
By-product credits	(0.21)	(0.20)	(0.24)	(0.24)
Treatment charges	0.14	0.13	0.12	0.11
Unit net cash costs	$1.74	$1.82	$1.73	$1.87

a.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "www.fcx.com."

North America's consolidated copper sales volumes of 434 million pounds in fourth-quarter 2014 were higher than fourth-quarter 2013 sales of 334 million pounds, primarily reflecting higher mining and milling rates at Morenci and higher ore grades at Chino. Copper sales from North America are expected to increase to approximately 1.9 billion pounds of copper for the year 2015, compared with 1.66 billion pounds of copper in 2014, primarily as a result of higher rates from the Morenci mill expansion.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.74 per pound of copper in fourth-quarter 2014 were lower than unit net cash costs of $1.82 per pound in fourth-quarter 2013, primarily reflecting higher copper sales volumes. Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.67 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average molybdenum price of $9 per pound. North America's average unit net cash costs for the year 2015 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). All operations in South America are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrates.
On November 3, 2014, FCX completed the previously announced sale of its 80 percent ownership interests in the Candelaria and Ojos del Salado copper mining operations and supporting infrastructure to Lundin Mining Corporation for $1.8 billion in cash, before closing adjustments and contingent consideration of up to $200 million. Excluding contingent consideration, FCX received after-tax net proceeds of $1.5 billion and recorded an after-tax net gain of $450 million.
Development Activities. Construction activities associated with a large-scale expansion at Cerro Verde are advancing toward completion in late 2015. Detailed engineering and major procurement activities are complete and construction progress is more than 50 percent complete. The project will expand the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016. As of December 31, 2014, $3.1 billion had been incurred for this project, with approximately $1.5 billion remaining to be incurred.

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FCX continues to evaluate a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Exploration results in recent years at El Abra indicate a significant sulfide resource, which could potentially support a major mill project. Future investments will be dependent on technical studies, economic factors and global copper market conditions.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the fourth quarters and years ended 2014 and 2013:

	Three Months Ended			Years Ended
	December 31,			December 31,
	2014[a]	2013		2014[a]	2013
Copper (millions of recoverable pounds)
Production	253	379		1,151	1,323
Sales	247	402		1,135	1,325
Average realized price per pound	$2.95	$3.32		$3.08	$3.30

Gold (thousands of recoverable ounces)
Production	10	31		72	101
Sales	8	34		67	102
Average realized price per ounce	$1,191	$1,238		$1,271	$1,350

Molybdenum (millions of recoverable pounds)
Production[b]	3	5		11	13

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$1.68	$1.42	[d]	$1.62	$1.53	[d]
By-product credits	(0.14)	(0.30)		(0.22)	(0.27)
Treatment charges	0.16	0.18		0.17	0.17
Royalty on metals	0.01	—		0.01	—
Unit net cash costs	$1.71	$1.30		$1.58	$1.43

a.	Includes the results of the Candelaria and Ojos del Salado mines through November 3, 2014.

b.	Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "www.fcx.com."

d.	The 2013 periods include charges of $36 million ($0.09 per pound of copper for fourth-quarter and $0.03 per pound for the year) associated with new labor agreements at Cerro Verde.
South America's consolidated copper sales volumes of 247 million pounds in fourth-quarter 2014 were lower than fourth-quarter 2013 sales of 402 million pounds, primarily reflecting the sale of the Candelaria and Ojos del Salado operations and anticipated lower ore grades at Cerro Verde. Sales from South America mining are expected to approximate 0.9 billion pounds of copper for the year 2015, compared with sales of 1.14 billion pounds of copper in 2014.
Average unit net cash costs (net of by-product credits) for South America mining of $1.71 per pound of copper in fourth-quarter 2014 were higher than unit net cash costs of $1.30 per pound in fourth-quarter 2013, primarily reflecting lower volumes from Cerro Verde combined with lower by-product credits primarily resulting from the sale of the Candelaria and Ojos del Salado mining operations. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.70 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average price $9 per pound of molybdenum.

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Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.
Regulatory Matters. On July 25, 2014, PT-FI entered into a Memorandum of Understanding (MOU) with the Indonesian government under which PT-FI and the government agreed to negotiate an amended Contract of Work (COW) to address provisions related to the size of PT-FI’s concession area, royalties and taxes, domestic processing and refining, divestment, local content, and continuation of operations post-2021. PT-FI is engaged in active discussion with the Indonesian government regarding an amended COW. The MOU has been extended to July 25, 2015.
Provisions being addressed include the development of new copper smelting and refining capacity in Indonesia, divestment to the Indonesian government and/or Indonesian nationals of up to a 30 percent interest (an additional 20.64 percent interest) in PT-FI at fair value, and continuation of operations from 2022 through 2041. Negotiations are taking into consideration PT-FI’s need for assurance of legal and fiscal terms post-2021 for PT-FI to continue with its large-scale investment program for the development of its underground reserves.
In July 2014, PT-FI provided a $115 million assurance bond to support its commitment for smelter development, agreed to increase royalties to 4.0 percent for copper and 3.75 percent for gold from the previous rates of 3.5 percent for copper and 1.0 percent for gold, and to pay export duties initially as set forth in a new regulation. The Indonesian government revised its January 2014 regulations regarding export duties, which are now set at 7.5 percent, declining to 5.0 percent when smelter development progress exceeds 7.5 percent and are eliminated when smelter development progress exceeds 30 percent.
Under the MOU, no terms of the COW other than those relating to export duties, the smelter bond and royalties described above will be changed until the completion of an amended COW.
PT-FI is advancing plans for the construction of new smelter capacity in parallel with completion of negotiations of its long-term operating rights. PT-FI has identified a site adjacent to the existing PT Smelting site in Gresik, Indonesia, for the construction of additional smelter capacity. In addition, PT-FI will discuss the possibility of developing industrial activities in Papua.
PT-FI is required to apply for renewal of export permits at six-month intervals. In January 2015, PT-FI obtained a renewal of its export license through July 25, 2015.
Development Activities. PT-FI has several projects in progress in the Grasberg minerals district related to the development of large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to ramp up over several years to process approximately 240,000 metric tons of ore per day following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing to enable DMLZ to commence production in late 2015 and the Grasberg Block Cave mine to commence production in early 2018. Over the next five years, estimated aggregate capital spending on these projects is currently expected to average $0.9 billion per year ($0.7 billion per year net to PT-FI). Considering the long-term nature and size of these projects, actual costs could vary from these estimates. Additionally, PT-FI may reduce or defer these activities pending resolution of negotiations for an amended COW.

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Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the fourth quarters and years ended 2014 and 2013:

	Three Months Ended			Years Ended
	December 31,			December 31,
	2014		2013	2014		2013
Copper (millions of recoverable pounds)
Production	171		304	636		915
Sales	180		292	664		885
Average realized price per pound	$2.86		$3.33	$3.01		$3.28

Gold (thousands of recoverable ounces)
Production	354		502	1,130		1,142
Sales	366		476	1,168		1,096
Average realized price per ounce	$1,192		$1,219	$1,229		$1,312

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.37		$1.89	$2.76	[b]	$2.46
Gold and silver credits	(2.46)		(2.04)	(2.25)		(1.69)
Treatment charges	0.27		0.24	0.26		0.23
Export duties	0.20		—	0.12		—
Royalty on metals	0.20	[c]	0.12	0.17	[c]	0.12
Unit net cash costs	$0.58		$0.21	$1.06		$1.12

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "www.fcx.com."

b.	Excludes fixed costs totaling $0.22 per pound of copper charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

c.	Includes $0.08 per pound of copper in fourth-quarter 2014 and $0.05 per pound of copper for the year 2014 associated with PT-FI's increased royalty rates.

Indonesia's fourth-quarter 2014 sales of 180 million pounds of copper and 366 thousand ounces of gold were lower than fourth-quarter 2013 copper sales of 292 million pounds and gold sales of 476 thousand ounces, reflecting anticipated lower ore grades and unplanned work stoppages. During fourth-quarter 2014, reduced workforce attendance levels in certain operating areas (primarily in the Grasberg open-pit) unfavorably impacted productivity. Following discussions with union leadership and other stakeholders, attendance levels improved significantly by year-end 2014 and in January 2015.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. Sales from Indonesia mining are expected to approximate 1.0 billion pounds of copper and 1.3 million ounces of gold for the year 2015, compared with 664 million pounds of copper and 1.2 million ounces of gold for the year 2014. PT-FI has updated its mine plans to incorporate lower than planned mining rates associated with work stoppages in late 2014, resulting in a deferral of completion of mining in the open pit from mid-2017 to late 2017 and resulting timing impacts of metal production.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes. Indonesia's unit net cash costs (including gold and silver credits) of $0.58 per pound of copper in fourth-quarter 2014 were higher than unit net cash costs of $0.21 per pound in fourth-quarter 2013, primarily reflecting lower volumes, the impact of export duties and increased royalty rates.
Unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $1.19 per pound of copper for the year 2015, based on current sales volume and cost estimates, and assuming an average gold price of $1,300 per ounce. Indonesia mining's projected unit net cash costs would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes.

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Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A.R.L. (TFM), FCX operates in the Tenke Fungurume (Tenke) minerals district in the Katanga province of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included increasing mine, mill and processing capacity. Construction of a second sulphuric acid plant is under way, with completion expected in 2016. FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. These analyses are being incorporated in future plans for potential expansions of production capacity. Future expansions are subject to a number of factors, including power availability, economic and market conditions, and the business and investment climate in the DRC.
Operating Data. Following is summary consolidated operating data for TFM's operations for the fourth quarters and years ended 2014 and 2013:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Copper (millions of recoverable pounds)
Production	107	111	447	462
Sales	111	112	425	454
Average realized price per pound[a]	$2.96	$3.19	$3.06	$3.21

Cobalt (millions of contained pounds)
Production	7	9	29	28
Sales	7	8	30	25
Average realized price per pound	$9.79	$8.02	$9.66	$8.02

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.69	$1.43	$1.56	$1.43
Cobalt credits[c]	(0.38)	(0.36)	(0.48)	(0.29)
Royalty on metals	0.06	0.07	0.07	0.07
Unit net cash costs	$1.37	$1.14	$1.15	$1.21

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "www.fcx.com."

c.	Net of cobalt downstream processing and freight costs.
TFM's copper sales of 111 million pounds in fourth-quarter 2014 approximated fourth-quarter 2013 copper sales of 112 million pounds. TFM's sales are expected to approximate 445 million pounds of copper and 32 million pounds of cobalt for the year 2015, compared with 425 million pounds of copper and 30 million pounds of cobalt for the year 2014.
Africa mining's unit net cash costs (net of cobalt credits) of $1.37 per pound of copper in fourth-quarter 2014 were higher than unit net cash costs of $1.14 per pound in fourth-quarter 2013, reflecting higher production and delivery costs primarily related to input and mine logistics support costs. Unit net cash costs (net of cobalt credits) for Africa mining are expected to approximate $1.31 per pound of copper for the year 2015, based on current sales volume and cost estimates and assuming an average cobalt price of $13 per pound. Africa mining's projected unit net cash costs would change by approximately $0.09 per pound for each $2 per pound change in the average price of cobalt.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added

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molybdenum chemical products. The majority of molybdenum concentrates produced at the Henderson and Climax mines, as well as from North and South America copper mines, are processed at FCX's conversion facilities.
Production from the Molybdenum mines totaled 11 million pounds of molybdenum in fourth-quarter 2014 and 12 million pounds of molybdenum in fourth-quarter 2013. Refer to summary operating data on page 4 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the Molybdenum mines, and from the North and South America copper mines.
Average unit net cash costs for the Molybdenum mines of $8.21 per pound of molybdenum in fourth-quarter 2014 were higher than $7.36 per pound in fourth-quarter 2013, primarily reflecting higher input and repair and maintenance costs. Based on current sales volume and cost estimates, unit net cash costs for the Molybdenum mines are expected to average approximately $7.60 per pound of molybdenum for the year 2015. For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIV, which is available on FCX's website, "www.fcx.com."

Mining Exploration Activities.    FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large minerals districts where it currently operates. Exploration results continue to indicate opportunities for significant future reserve additions in North and South America and in the Tenke minerals district. The drilling data in North America also indicates the potential for significantly expanded sulfide production. Drilling results and exploration modeling in North America have identified large scale potential sulfide resources in the Morenci and Safford/Lone Star districts, providing a long-term pipeline for future growth in reserves and production capacity in an established minerals district. Exploration spending associated with mining operations is expected to approximate $100 million for the year 2015, compared to $96 million in 2014.

Preliminary Recoverable Proven and Probable Mineral Reserves. FCX has significant reserves, resources and future development opportunities within its portfolio of mining assets. FCX's preliminary estimated consolidated recoverable proven and probable reserves from its mines at December 31, 2014, include 103.5 billion pounds of copper, 28.5 million ounces of gold and 3.11 billion pounds of molybdenum, which were determined using long-term average prices of $2.00 per pound for copper (consistent with the long-term average copper price used since December 31, 2010), $1,000 per ounce for gold and $10.00 per pound for molybdenum. The preliminary recoverable proven and probable mining reserves presented in the table below represent the estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable. Recoverable reserve volumes are those which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

	Preliminary Recoverable Proven and Probable Mineral Reserves
	Estimated at December 31, 2014
	Copper	Gold	Molybdenum
	(billion pounds)	(million ounces)	(billion pounds)
North America	35.6	0.3	2.42
South America	31.8	—	0.69
Indonesia	29.0	28.2	—
Africa	7.1	—	—
Consolidated basis[a]	103.5	28.5	3.11

Net equity interest[b]	82.8	25.9	2.79

a.
Consolidated reserves represent estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg minerals district in Indonesia. Excluded from the table above are FCX's consolidated reserves of 282.9 million ounces for silver in North and South America and Indonesia and 0.85 billion pounds for cobalt in Africa, determined using long-term average prices of $15 per ounce for silver and $10 per pound for cobalt.

b.
Net equity interest reserves represent estimated consolidated metal quantities reduced for noncontrolling interest ownership. Excluded from the table above are FCX's net equity interest reserves totaling 232.4 million ounces for silver in North and South America and Indonesia and 0.47 billion pounds for cobalt in Africa.

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The following table summarizes changes in FCX's estimated consolidated recoverable proven and probable copper, gold and molybdenum reserves during 2014:

	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
Reserves at December 31, 2013	111.2	31.3	3.26
Net revisions	(0.1)	(0.6)	(0.05)
Production	(3.9)	(1.2)	(0.10)
Sale of Candelaria and Ojos del Salado	(3.7)	(1.0)	—
Reserves at December 31, 2014	103.5	28.5	3.11

In addition to preliminary consolidated recoverable proven and probable reserves, FCX's preliminary estimated mineralized material (assessed using a long-term average copper price of $2.20 per pound for copper) totals 103 billion pounds of incremental contained copper as of December 31, 2014. FCX continues to pursue opportunities to convert this material into reserves, future production volumes and cash flow.

OIL & GAS OPERATIONS
FCX's portfolio of oil and gas assets includes significant oil production facilities and growth potential in the Deepwater GOM, established oil production facilities onshore and offshore California, large onshore natural gas resources in the Haynesville shale play in Louisiana, natural gas production from the Madden area in central Wyoming, and an industry-leading position in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend located in the shallow waters of the GOM and onshore in South Louisiana. Approximately 90 percent of FCX's oil and gas revenues are from oil and NGLs.
FM O&G follows the full cost method of accounting whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized into cost centers on a country-by-country basis. Capitalized costs, along with estimated future costs to develop proved reserves and asset retirement costs that are not already included in oil and gas properties, net of related salvage value, are amortized to expense under the unit-of-production method using estimates of proved oil and natural gas reserves. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated, at which time the related costs are subject to amortization. Under the full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment.
At December 31, 2014 and September 30, 2014, net capitalized costs with respect to FM O&G's proved U.S. oil and gas properties exceeded the ceiling amount specified by SEC full cost accounting rules, which resulted in the recognition of ceiling test impairment charges totaling $3.7 billion ($2.3 billion to net loss attributable to common stock) for the year 2014, including $3.4 billion ($2.1 billion to net loss attributable to common stock) recorded in fourth-quarter 2014. The twelve-month average of the first-day-of-the-month historical reference oil price required to be used under SEC full cost accounting rules in determining the December 31, 2014, ceiling amount was $94.99 per barrel.
Additionally, during fourth-quarter 2014, goodwill associated with FCX’s oil and gas operations was evaluated, which resulted in impairment charges of $1.7 billion ($1.7 billion to net loss attributable to common stock) to reduce the value of goodwill to zero at December 31, 2014. Crude oil prices and our estimates of oil reserves at December 31, 2014, represent the most significant assumptions used in our evaluation of goodwill. Forward strip Brent oil prices used in our estimates ranged from approximately $62 per barrel to $80 per barrel for the years 2015 through 2021.
Because the ceiling test limitation uses a twelve-month historical average price, if oil prices remain below the twelve-month 2014 average of $94.99 per barrel the ceiling limitation will decrease in 2015. The effect of weaker oil prices than the 2014 average, increases in capitalized costs and other factors could result in significant additional ceiling test impairments of our oil and gas properties during 2015. Brent crude oil prices averaged $77 per barrel during fourth-quarter 2014 and were $57 per barrel at December 31, 2014, and $48 per barrel at January 26, 2015.

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Financial and Operating Data. Following is summary financial and operating data for the U.S. oil and gas operations for the fourth quarters and years ended 2014 and 2013:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014[a]	2013[b]
Financial Summary (in millions)
Realized revenues[c]	$725	$1,222	$4,080	$2,927
Less: Cash production costs[c]	265	293	1,140	653
Cash operating margin	$460	$929	$2,940	$2,274
Capital expenditures	$813	$523	$3,205	$1,451
Sales Volumes
Oil (MMBbls)	8.1	11.7	40.1	26.6
Natural gas (Bcf)	20.9	22.9	80.8	54.2
NGLs (MMBbls)	0.6	1.1	3.2	2.4
MMBOE	12.1	16.6	56.8	38.1
Average Realizations[c]
Oil (per barrel)	$78.02	$92.68	$90.00	$98.32
Natural gas (per million British thermal units, or MMBtu)	$3.83	$4.06	$4.23	$3.99
NGLs (per barrel)	$30.01	$40.08	$39.73	$38.20
Cash Operating Margin per BOE[c]
Realized revenues	$59.95	$73.58	$71.83	$76.87
Less: cash production costs	21.93	17.63	20.08	17.14
Cash operating margin	$38.02	$55.95	$51.75	$59.73

a.	Includes results from Eagle Ford through June 19, 2014.

b.	Includes the results of FM O&G beginning June 1, 2013.

c.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. For reconciliations of realized revenues (including average realizations for oil, natural gas and NGLs) and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “www.fcx.com.”

In fourth-quarter 2014, FM O&G's average realized price for crude oil was $78.02 per barrel, including $7.77 per barrel of realized cash gains on derivative contracts. Excluding the impact of derivative contracts, the fourth-quarter 2014 average realized price for crude oil was $70.25 per barrel (91 percent of the average Brent crude oil price of $77.08 per barrel).
FM O&G has derivative contracts that provide price protection between $70 and $90 per barrel of Brent crude oil for more than 80 percent of estimated 2015 oil production. At current Brent crude oil prices approximating $50 per barrel, FCX would receive a benefit of $20 per barrel on 2015 volumes of 30.7 million barrels, before taking into account premiums of $6.89 per barrel.
In fourth-quarter 2014, FM O&G's average realized price for natural gas was $3.83 per MMBtu. Excluding the impact of derivative contracts, the average realized price for natural gas was $3.79 per MMBtu in fourth-quarter 2014, compared to the New York Mercantile Exchange (NYMEX) natural gas price average of $4.01 per MMBtu for the October through December 2014 contracts.
Realized revenues for oil and gas operations of $59.95 per BOE in fourth-quarter 2014 were lower than realized revenues of $73.58 per BOE in fourth-quarter 2013, primarily reflecting lower oil prices, partly offset by the impact of realized cash gains/losses on derivative contracts (realized cash gains were $64 million, or $5.25 per BOE in fourth-quarter 2014, compared with losses of $11 million, or $0.69 per BOE in fourth-quarter 2013).

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Cash production costs of $21.93 per BOE in fourth-quarter 2014 were higher than cash production costs of $17.63 per BOE in fourth-quarter 2013, primarily reflecting the sale of lower cost Eagle Ford properties in June 2014 and higher operating costs for the GOM.
Following is a summary of average oil and gas sales volumes per day by region for oil and gas operations for the fourth quarters and years ended 2014 and 2013:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014		2013[a]
Sales Volumes (MBOE per day):
GOM[b]	70	73	73		72
California	38	39	39		39
Haynesville/Madden/Other	23	21	20	[c]	21
Eagle Ford	—	48	24	[d]	46
Total oil and gas operations	131	181	156		178

a.	Reflects the results of FM O&G beginning June 1, 2013.

b.
Includes sales from properties on the GOM Shelf and in the Deepwater GOM. Production from the GOM Shelf totaled 13 MBOE per day in the fourth quarter and year 2014 (19 percent of the GOM total for fourth-quarter and 17 percent of the GOM total for the year 2014), 12 MBOE per day (17 percent of the GOM total) for fourth-quarter 2013 and 13 MBOE per day (18 percent of the GOM total) for the seven-month period from June 1, 2013, to December 31, 2013.

c.	Results include volume adjustments related to Eagle Ford's pre-close sales.

d.	FM O&G completed the sale of Eagle Ford on June 20, 2014.
Daily sales volumes averaged 131 MBOE for fourth-quarter 2014, including 87 MBbls of crude oil, 227 MMcf of natural gas and 6 MBbls of NGLs. Oil and gas sales volumes are expected to average 146 MBOE per day for first-quarter 2015 and 152 MBOE per day for the year 2015, comprised of 67 percent oil, 28 percent natural gas and 5 percent NGLs.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $18 per BOE for first-quarter 2015 and for the year 2015.

Operating, Development and Exploration Activities. FCX's oil and gas business has significant proved, probable and possible reserves, a broad range of development opportunities and high-potential exploration prospects. The business is managed to reinvest its cash flows in projects with attractive rates of returns and risk profiles. Following the recent sharp decline in oil prices, FCX has taken steps to significantly reduce capital spending plans and near-term oil and gas growth initiatives in order to preserve cash flows and resources for anticipated improved market conditions in the future.
FM O&G has a large strategic position in the Deepwater GOM with significant current oil production, strong cash margins and existing infrastructure and facilities with excess capacity. These assets, combined with FM O&G’s large leasehold interests in an established geologic basin, provide financially attractive investment opportunities for high-impact growth in oil production and cash margins. FM O&G’s capital allocation strategy is principally focused on exploitation drilling and development opportunities that can be tied back to existing facilities. FM O&G expects to fund these activities through oil and gas cash flows, asset sales or other third party joint venture transactions.
During fourth-quarter 2014, FM O&G achieved several positive results in its exploration and development program, including positive well results at Holstein Deep, Power Nap and Dorado in the Deepwater GOM and a successful well test at Highlander onshore in South Louisiana.
Oil and Gas Capital Expenditures. Capital expenditures for oil and gas operations totaled $0.8 billion for fourth-quarter 2014 and $3.2 billion for the year ended December 31, 2014, including $2.1 billion incurred for the Deepwater GOM and $0.7 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend.
Capital expenditures for oil and gas operations for the year 2015 are currently estimated to total $2.3 billion, approximately 34 percent lower than the October 2014 estimate of $3.5 billion. Approximately 80 percent of the 2015 capital budget is expected to be directed to its highest return focus areas in the GOM. FCX is committed to

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achieving its objective of funding oil and gas capital expenditures with oil and gas cash flows, asset sales or other third party joint venture transactions. FM O&G is engaged in discussions to obtain funding from industry partners and other oil and gas market participants for a substantial portion of its 2015 capital expenditures to achieve this commitment. Third party funding would also enable FM O&G to complete additional development wells for production.
Deepwater Gulf of Mexico. Multiple development and exploration opportunities have been identified in the Deepwater GOM that are expected to benefit from tieback opportunities to available production capacity at the FM O&G operated large-scale Holstein, Marlin and Horn Mountain deepwater production platforms. In addition, FM O&G has interests in the Lucius and Heidelberg oil fields and in the Vito basin area.
In January 2015, first oil production commenced from the Lucius oil field in Keathley Canyon and the operator is continuing to ramp up production. Lucius is a subsea development consisting of six subsea wells tied back to a truss spar hull located in 7,200 feet of water. The spar has a design capacity of 80 MBbls of oil per day and 450 MMcf of natural gas per day. The Lucius field was discovered in November 2009 and the subsequent development project was sanctioned in late 2011. FM O&G has a 25.1 percent working interest in Lucius.
During fourth-quarter 2014, installation operations for flow lines, export lines and suction piles for Heidelberg’s mooring system commenced in the Deepwater GOM. Fabrication of the main topsides module is more than 70 percent complete. The Heidelberg truss spar was designed as a Lucius-look-alike facility with capacity of 80 MBbls of oil per day. Development drilling is in progress and the project remains on track for first production in 2016. Heidelberg is a large, high-quality oil development project located in 5,300 feet of water in the Green Canyon area. FM O&G has a 12.5 percent working interest in Heidelberg.
In December 2014, FM O&G announced successful results from the 100-percent-owned Holstein Deep delineation well in the Green Canyon area. The well, which is approximately one mile south of the discovery well, was drilled to a total depth of 31,100 feet and wireline logs and core data confirmed 234 net feet of Miocene oil pay with excellent reservoir characteristics and good correlation to the discovery well and previous confirmation sidetrack penetration.
In December 2014, FM O&G commenced drilling the second delineation well at Holstein Deep. The well, which is updip to the discovery well, is currently drilling below 24,800 feet towards a proposed total depth of 31,500 feet. Production from the planned three-well development program is expected to reach 15 MBOE per day. The timing of tying in this production will be subject to partner arrangements and general market conditions.
Based on the results from the Holstein Deep first delineation well, FM O&G increased the net unrisked resource potential of the Holstein Deep field to more than 250 MMBOE from the previous estimate of approximately 140 MMBOE. The data also supports the potential for additional development opportunities at Holstein Deep to achieve production of up to 75 MBOE per day by 2020. The Holstein Deep development is located in Green Canyon Block 643, west of the Holstein platform in 3,890 feet of water. FM O&G has identified multiple additional development opportunities in the Green Canyon area that could be tied back to the Holstein facility.
Marlin, in which FM O&G has a 100 percent working interest, is located in Viosca Knoll and has production facilities capable of producing in excess of 90 MBOE per day. Several tieback opportunities in the area have been identified, including the Dorado and King development projects.
In December 2014, FM O&G announced positive drilling results from the 100-percent-owned Dorado development project. This well is the first of three planned subsea tieback wells to the Marlin facility targeting undrained fault blocks and updip resource potential south of the Marlin facility. The well is expected to commence production in second-quarter 2015. Drilling operations for the second and third wells are expected to begin in the second half of 2015. The Dorado development is located on Viosca Knoll Block 915 in 3,860 feet of water.
FM O&G commenced exploitation drilling at the 100-percent-owned King prospect in late 2014 and the well was drilled to a true vertical depth of 12,250 feet in January 2015. Log results indicated 71 net feet of gas pay and FM O&G is preparing a downdip sidetrack to pursue an optimum oil take point below the gas-oil contact in the reservoir. King is located in Mississippi Canyon south of the Marlin facility in 5,200 feet of water.
Horn Mountain, in which FM O&G has a 100 percent working interest, is located in Mississippi Canyon and has production facilities capable of producing in excess of 80 MBOE per day. Several tieback opportunities in the area have been identified including Kilo/Oscar/Quebec/Victory (KOQV), which is expected to commence in

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mid-2015. This infill drilling program will target undrained fault blocks and updip resource potential just east of the Horn Mountain facility. KOQV is located in approximately 5,500 feet of water.
In December 2014, the Power Nap exploration well in the Vito area encountered positive drilling results. The well was drilled to a total depth of 30,970 feet and wireline logs and core data indicated that the well encountered hydrocarbons in multiple subsalt Miocene sand packages. The operator is preparing to drill a sidetrack well to delineate the reservoir and test the downdip limit of the oil accumulation. Power Nap, in which FM O&G has a 50 percent working interest, is located in 4,200 feet of water and is operated by Shell Offshore Inc. with a 50 percent working interest.
FM O&G has an 18.67 percent interest in the Vito oil discovery in the Mississippi Canyon area and a significant lease position in the Vito basin in the Mississippi Canyon and Atwater Valley areas. Vito, a large, deep subsalt Miocene oil discovery made in 2009, is located in approximately 4,000 feet of water and is operated by Shell Offshore Inc. Exploration and appraisal drilling in recent years confirmed a significant resource in high-quality, subsalt Miocene sands. Development options are under evaluation.
Inboard Lower Tertiary/Cretaceous. FM O&G has an industry-leading position in the emerging Inboard Lower Tertiary/Cretaceous natural gas trend, located on the Shelf of the GOM and onshore in South Louisiana. FM O&G has a large onshore and offshore lease acreage position with high-quality prospects and the potential to develop a significant long-term, low-cost source of natural gas. Data from eight wells drilled to date indicate the presence of geologic formations that are analogous to productive formations in the Deepwater GOM and onshore in the Gulf Coast region.
In December 2014, FM O&G announced a successful flow test from the Tuscaloosa sands in the Highlander discovery well located onshore in South Louisiana. During the testing period, the well flowed at a rate of 43.5 MMcf per day (approximately 21 MMcf per day net to FM O&G) on a 22/64th choke with flowing tubing pressure of 11,880 pounds per square inch. First production is expected in first-quarter 2015 using facilities in the immediate area. The optimal production rate for the well will be determined based on results from the flow test and production history. A second well location has been identified and future plans will be determined pending review of well performance from the first well. FM O&G is the operator and has a 72 percent working interest and an approximate 49 percent net revenue interest in Highlander. FM O&G has identified multiple prospects in the Highlander area where it controls rights to more than 50,000 gross acres.
The Farthest Gate West onshore exploration prospect commenced drilling in October 2014 and is currently drilling below 18,500 feet towards a proposed total depth of 24,000 feet. Farthest Gate West is located onshore in Cameron Parish, Louisiana, and is a Lineham Creek analog prospect with Paleogene objectives.
In response to current oil and gas market conditions, future activities at other Inboard Lower Tertiary/Cretaceous prospects have been deferred.
California. FM O&G's California assets benefit from an established oil production base with a stable production profile and access to favorably priced crude markets. Development plans are principally focused on maintaining stable production levels through continued drilling in the long-established producing fields onshore in California. FM O&G’s position in California is located onshore in the San Joaquin Valley and Los Angeles Basin and offshore in the Point Arguello and Point Pedernales fields.
Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale play in North Louisiana. Drilling activities in recent years have been reduced to maximize cash flows in a low natural gas price environment.
International Exploration (Morocco). FM O&G has a farm-in arrangement to earn interests in exploration blocks located in the Mazagan permit area offshore Morocco. The exploration area covers 2.2 million gross acres in water depths of 4,500 to 9,900 feet. FM O&G expects to commence drilling the first prospect in the first half of 2015.

Freeport-McMoRan	16

Preliminary Proved Oil and Gas Reserves. FCX's preliminary estimated proved oil and gas reserves at December 31, 2014, totaled 390 MMBOE. The preliminary proved oil and gas reserves presented in the table below were determined using the methods prescribed by the U.S. Securities and Exchange Commission, which require the use of an average price, calculated as the twelve-month historical average of the first-day-of-the-month historical reference price as adjusted for location and quality differentials, unless prices are defined by contractual arrangements, excluding escalations based on future conditions and the impact of derivatives. Reference prices for reserve determination are the West Texas Intermediate spot price for oil and the Henry Hub spot price for natural gas. At December 31, 2014, our estimates were based on reference prices of $94.99 per barrel and $4.35 per MMBtu.
In late 2014, FM O&G achieved positive results at Highlander and Holstein Deep, the results of which are expected to be reflected in future reserve reports.

	Preliminary Proved Oil and Natural Gas Reserves
	Estimated at December 31, 2014
	Oil[a]	Natural Gas	Total
	(MMBbls)	(Bcf)	(MMBOE)
Proved Developed:
GOM	69	118	89
California	114	22	118
Haynesville/Madden/Other	1	229	39
	184	369	246
Proved Undeveloped:
GOM	69	57	79
California	35	3	35
Haynesville/Madden/Other	—	181	30
	104	241	144
Total Proved Reserves	288	610	390

a. Includes 10 MBbls of NGL proved reserves, consisting of 7 MBbls of proved developed and 3 MBbls of proved undeveloped.

The following table summarizes changes in FCX's estimated proved oil and gas reserves during 2014:

	Oil	Natural Gas	Total
	(MMBbls)[a]	(Bcf)	MMBOE
Balance at December 31, 2013	370	562	464
Extensions and discoveries	10	35	16
Acquisitions of reserves in-place	14	9	16
Revisions of previous estimates	(10)	140	13
Sales of reserves in-place	(53)	(54)	(62)
Production	(43)	(82)	(57)
Balance at December 31, 2014	288	610	390
a. Includes NGL proved reserves.

CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $1.1 billion in fourth-quarter 2014 and $5.6 billion (net of $0.6 billion in working capital uses and changes in other tax payments) for the year 2014.
Based on current sales volume and cost estimates and assuming average prices of $2.60 per pound of copper, $1,300 per ounce of gold, $9 per pound of molybdenum, and $50 per barrel of Brent crude oil, FCX's consolidated operating cash flows are estimated to approximate $4 billion (including $0.2 billion of working capital sources and changes in other tax payments) for the year 2015. The impact of price changes on 2015 operating cash flows would approximate $315 million for each $0.10 per pound change in the average price of copper, $40 million for each $50 per ounce change in the average price of gold, $135 million for each $2 per pound change in

Freeport-McMoRan	17

the average price of molybdenum and $115 million for each $5 per barrel change in the average Brent crude oil price.
Asset Sales. FCX completed approximately $5 billion in asset sales during 2014, including the June 2014 sale of Eagle Ford for $3.1 billion and the November 2014 sale of the Candelaria and Ojos del Salado mining operations for $1.8 billion. Additionally, in January 2015, FCX completed a $140 million sale of its one-third interest in the Luna Energy power facility in New Mexico.
Capital Expenditures. Capital expenditures totaled $1.8 billion for fourth-quarter 2014 and $7.2 billion for the year 2014, including $2.9 billion for major projects at mining operations and $3.2 billion for oil and gas operations.
Capital expenditures are currently expected to approximate $6.0 billion for the year 2015, including $2.5 billion for major projects at mining operations (primarily for the Cerro Verde expansion and underground development activities at Grasberg) and $2.3 billion for oil and gas operations. FCX is taking aggressive actions to reduce or defer capital expenditures and other costs and has initiated efforts to obtain third-party funding for a significant portion of its oil and gas capital expenditures to maintain financial strength and flexibility in response to recent sharp declines in oil prices. In addition, FCX is monitoring copper markets and will be responsive to market conditions. As a first step, FCX has reduced budgeted 2015 capital expenditures, exploration and other costs by a total of $2 billion. FCX has a broad set of natural resource assets that provide many alternatives for future actions to enhance its financial flexibility. Additional capital cost reductions, potential additional divestitures or monetizations and other actions will be pursued as required to maintain a strong balance sheet while preserving a strong resource position and portfolio of assets with attractive long-term growth prospects.
Cash. Following is a summary of cash available to the parent company, net of noncontrolling interests' share, taxes and other costs at December 31, 2014 (in millions):

Cash at domestic companies	$78
Cash at international operations	386
Total consolidated cash and cash equivalents	464
Less: Noncontrolling interests' share	(91)
Cash, net of noncontrolling interests' share	373
Less: Withholding taxes and other	(16)
Net cash available	$357

Debt. FCX remains committed to a strong balance sheet and will take prudent actions in response to market conditions. FCX has taken steps to sell assets, defer capital spending and will continue to evaluate its portfolio for potential future monetizations. Following is a summary of total debt and related weighted-average interest rates at December 31, 2014 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
FCX Senior Notes	$12.0	3.8%
FM O&G Senior Notes	2.6	6.6%
FCX Term Loan	3.1	1.7%
Other FCX debt	1.3	3.3%
Total debt	$19.0	3.8%

On October 15, 2014, FCX redeemed the $400 million principal amount of its 8.625% Senior Notes. Holders received the principal amount together with the redemption premium and accrued and unpaid interest to the redemption date. FCX recorded a pre-tax gain on early extinguishment of debt of $24 million associated with this redemption.
In November 2014, FCX completed the sale of $3.0 billion of senior notes, which were comprised of four tranches with a weighted-average interest cost of 4.1 percent. The proceeds from these senior notes were used to fund FCX’s December 2014 tender offers for $1.14 billion aggregate principal of senior notes (with a weighted

Freeport-McMoRan	18

average interest cost of 6.5 percent), essentially all of FCX’s 2015 scheduled maturities (including scheduled term loan amortization and $500 million in 1.40% Senior Notes due 2015), $300 million in 7.625% Senior Notes, and to repay bank debt. These transactions resulted in a net pre-tax loss on early extinguishment of debt of $14 million in fourth-quarter 2014.
At December 31, 2014, FCX had no borrowings and $45 million of letters of credit issued under its $4 billion revolving credit facility. FCX also has a $1.8 billion facility to fund the Cerro Verde expansion project. At December 31, 2014, $425 million was drawn under this facility.

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. FCX paid common stock dividends of $1.3 billion during 2014.
FCX's current annual dividend rate for its common stock is $1.25 per share. On December 19, 2014, FCX's Board of Directors (the Board) declared a regular quarterly dividend of $0.3125 per share, which will be paid on February 2, 2015. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, market conditions, cash requirements, future prospects and other factors deemed relevant by the Board.
FCX intends to continue to maintain a strong financial position, with a focus on reducing debt while continuing to invest in attractive growth projects and providing cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis.

WEBCAST INFORMATION

A conference call with securities analysts to discuss FCX's fourth-quarter 2014 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 27, 2015.
-----------------------------------------------------------------------------------------------------------

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Haynesville shale play, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per BOE, operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, debt reduction and share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of FCX's Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
This press release also includes forward-looking statements regarding mineralized material not included in proven and probable mineral reserves. The mineralized material described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility. Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.
FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold,

Freeport-McMoRan	19

molybdenum, cobalt, oil and gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, the outcome of ongoing discussions with the Indonesian government regarding an amendment to PT-FI's Contract of Work, PT-FI's ability to obtain renewal of its export license after July 25, 2015, the potential effects of violence in Indonesia, the resolution of administrative disputes in the DRC, labor relations, weather- and climate-related risks, environmental risks, litigation results and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum, oil and gas realized revenues, cash production costs and cash operating margin, which are not recognized under generally accepted accounting principles in the U.S. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "www.fcx.com."

Freeport-McMoRan	20

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA

	Three Months Ended December 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2014	2013	2014	2013
(FCX's net interest in %)
North America
Morenci (85%)[a]	209	153	191	132
Bagdad (100%)	62	59	59	51
Safford (100%)	39	35	35	32
Sierrita (100%)	48	41	46	38
Miami (100%)	13	18	13	15
Chino (100%)	71	52	66	42
Tyrone (100%)	24	25	23	22
Other (100%)	1	2	1	2
Total North America	467	385	434	334

South America
Cerro Verde (53.56%)	123	153	122	169
El Abra (51%)	92	88	93	85
Candelaria/Ojos del Salado (80%)[b]	38	138	32	148
Total South America	253	379	247	402

Indonesia
Grasberg (90.64%)[c]	171	304	180	292

Africa
Tenke Fungurume (56%)	107	111	111	112

Consolidated	998	1,179	972	1,140
Less noncontrolling interests	173	220	174	227
Net	825	959	798	913

Consolidated sales from mines			972	1,140
Purchased copper			36	41
Total copper sales, including purchases			1,008	1,181

Average realized price per pound			$2.95	$3.31

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	4	3	2
South America (80%)[b]	10	31	8	34
Indonesia (90.64%)[c]	354	502	366	476
Consolidated	368	537	377	512
Less noncontrolling interests	35	53	36	52
Net	333	484	341	460

Average realized price per ounce			$1,193	$1,220

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	7	8	N/A	N/A
Climax (100%)	4	4	N/A	N/A
North America copper mines (100%)[a]	8	6	N/A	N/A
Cerro Verde (53.56%)	3	5	N/A	N/A
Consolidated	22	23	21	22
Less noncontrolling interests	1	2	1	2
Net	21	21	20	20

Average realized price per pound			$11.78	$11.00

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	7	9	7	8
Less noncontrolling interests	3	4	3	3
Net	4	5	4	5

Average realized price per pound			$9.79	$8.02

a.	Amounts are net of Morenci's 15 percent joint venture partner's interest.

b.	On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mining operations.

c.	Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Years Ended December 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2014	2013	2014	2013
(FCX's net interest in %)
North America
Morenci (85%)[a]	691	564	680	561
Bagdad (100%)	237	216	240	212
Safford (100%)	139	146	142	151
Sierrita (100%)	195	171	196	170
Miami (100%)	57	61	60	60
Chino (100%)	250	171	243	168
Tyrone (100%)	94	96	96	94
Other (100%)	7	6	7	6
Total North America	1,670	1,431	1,664	1,422

South America
Cerro Verde (53.56%)	500	558	501	560
El Abra (51%)	367	343	366	341
Candelaria/Ojos del Salado (80%)[b]	284	422	268	424
Total South America	1,151	1,323	1,135	1,325

Indonesia
Grasberg (90.64%)[c]	636	915	664	885

Africa
Tenke Fungurume (56%)	447	462	425	454

Consolidated	3,904	4,131	3,888	4,086
Less noncontrolling interests	725	801	715	795
Net	3,179	3,330	3,173	3,291

Consolidated sales from mines			3,888	4,086
Purchased copper			125	223
Total copper sales, including purchases			4,013	4,309

Average realized price per pound			$3.09	$3.30

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	12	7	13	6
South America (80%)[b]	72	101	67	102
Indonesia (90.64%)[c]	1,130	1,142	1,168	1,096
Consolidated	1,214	1,250	1,248	1,204
Less noncontrolling interests	120	127	123	123
Net	1,094	1,123	1,125	1,081

Average realized price per ounce			$1,231	$1,315

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	30	30	N/A	N/A
Climax (100%)	21	19	N/A	N/A
North America (100%)[a]	33	32	N/A	N/A
Cerro Verde (53.56%)	11	13	N/A	N/A
Consolidated	95	94	95	93
Less noncontrolling interests	5	6	5	5
Net	90	88	90	88

Average realized price per pound			$12.74	$11.85

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	29	28	30	25
Less noncontrolling interests	13	12	13	11
Net	16	16	17	14

Average realized price per pound			$9.66	$8.02

a.	Amounts are net of Morenci's 15 percent joint venture partner's interest.

b.	On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mining operations.

c.	Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

II

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2014		2013	2014		2013
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	989,400		968,300	1,005,300		1,003,500
Average copper ore grade (percent)	0.25		0.24	0.25		0.22
Copper production (millions of recoverable pounds)	256		238	963		889

Mill Operations
Ore milled (metric tons per day)	301,200		247,100	273,800		246,500
Average ore grades (percent):
Copper	0.48		0.42	0.45		0.39
Molybdenum	0.03		0.02	0.03		0.03
Copper recovery rate (percent)	86.6		87.7	85.8		85.3
Production (millions of recoverable pounds):
Copper	247		173	828		642
Molybdenum	8		6	33		32

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	263,000		269,000	275,200		274,600
Average copper ore grade (percent)	0.41		0.51	0.48		0.50
Copper production (millions of recoverable pounds)	121		119	491		448

Mill Operations
Ore milled (metric tons per day)	159,000	[a]	197,500	180,500	[a]	192,600
Average ore grades:
Copper (percent)	0.50	[a]	0.73	0.54	[a]	0.65
Gold (grams per metric ton)	0.11	[a]	0.12	0.10	[a]	0.12
Molybdenum (percent)	0.02		0.03	0.02		0.02
Copper recovery rate (percent)	86.1	[a]	92.4	88.1	[a]	90.9
Production (recoverable):
Copper (millions of pounds)	132	[a]	260	660	[a]	875
Gold (thousands of ounces)	10	[a]	31	72	[a]	101
Molybdenum (millions of pounds)	3		5	11		13

100% Indonesia Mining
Ore milled (metric tons per day):[b]
Grasberg open pit	81,700		142,400	69,100		127,700
DOZ underground mine	43,400		59,900	50,500		49,400
Big Gossan underground mine	—		2,500	900		2,100
Total	125,100		204,800	120,500		179,200
Average ore grades:
Copper (percent)	0.79		0.87	0.79		0.76
Gold (grams per metric ton)	1.14		0.99	0.99		0.69
Recovery rates (percent):
Copper	91.5		91.8	90.3		90.0
Gold	87.1		85.3	83.2		80.0
Production (recoverable):
Copper (millions of pounds)	175		317	651		928
Gold (thousands of ounces)	355		502	1,132		1,142

100% Africa Mining
Ore milled (metric tons per day)	13,700		15,300	14,700		14,900
Average ore grades (percent):
Copper	3.96		3.94	4.06		4.22
Cobalt	0.38		0.42	0.34		0.37
Copper recovery rate (percent)	91.8		90.6	92.6		91.4
Production (millions of pounds):
Copper (recoverable)	107		111	447		462
Cobalt (contained)	7		9	29		28

100% Molybdenum Mines
Ore milled (metric tons per day)	34,100		33,300	39,400		35,700
Average molybdenum ore grade (percent)	0.19		0.19	0.19		0.19
Molybdenum production (millions of recoverable pounds)	11		12	51		49

a.	Includes the results of the Candelaria and Ojos del Salado mines through November 3, 2014.

b.	Amounts represent the approximate average daily throughput processed at PT-FI's mill facilities from each producing mine.

III

FREEPORT-McMoRan INC.
SELECTED OIL AND GAS OPERATING DATA
	Three Months Ended December 31,
	Sales Volumes				Sales per Day
	2014		2013		2014		2013
GULF OF MEXICO (GOM)[a]
Oil (thousand barrels or MBbls)	4,600		5,033		50		55
Natural gas (million cubic feet or MMcf)	7,899		7,140		86		77
Natural gas liquids (NGLs, in MBbls)	507		471		6		5
Thousand barrels of oil equivalents (MBOE)	6,423		6,695		70		73
Average realized price per BOE[b]	$60.97		$80.67
Cash production costs per BOE[b]	$17.93		$13.84
Capital expenditures (in millions)	$917	[c]	$229	[c]

CALIFORNIA
Oil (MBbls)	3,413		3,449		37		37
Natural gas (MMcf)	598		520		6		6
NGLs (MBbls)	41		39		—	[d]	—	[d]
MBOE	3,554		3,574		38		39
Average realized price per BOE[b]	$62.34		$88.96
Cash production costs per BOE[b]	$34.12		$34.87
Capital expenditures (in millions)	$74		$61

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	40		29		—	[d]	—	[d]
Natural gas (MMcf)	12,412		11,218		135		122
NGLs (MBbls)	11		8		—	[d]	—	[d]
MBOE	2,120		1,907		23		21
Average realized price per BOE[b]	$22.89		$22.41
Cash production costs per BOE[b]	$13.63		$12.98
Capital expenditures (in millions)	$31		$22

EAGLE FORD[e]
Oil (MBbls)	—		3,209		—		35
Natural gas (MMcf)	—		4,017		—		44
NGLs (MBbls)	—		554		—		6
MBOE	—		4,433		—		48
Average realized price per BOE[b]	$—		$75.05
Cash production costs per BOE[b]	$—		$11.42
Capital expenditures (in millions)	$—		$204

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	8,053		11,720		87		127
Natural gas (MMcf)	20,909		22,895		227		249
NGLs (MBbls)	559		1,072		6		11
MBOE	12,097		16,609		131		181
Cash operating margin per BOE:[b]
Realized revenue	$59.95		$73.58
Cash production costs	21.93		17.63
Cash operating margin	$38.02		$55.95
Depreciation, depletion and amortization per BOE	$45.96		$38.06
Capital expenditures (in millions)	$813	[f]	$523	[f]

a.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. In addition, the derivative contracts for oil and gas operations are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “www.fcx.com.”

c.	Includes $187 million in fourth-quarter 2014 and $93 million in fourth-quarter 2013, for the Inboard Lower Tertiary/Cretaceous natural gas trend.

d.	Rounds to less than 1 MBbl per day.

e.	FCX completed the sale of its Eagle Ford shale assets on June 20, 2014.

f.
Total capital expenditures for U.S. oil and gas operations reflect spending, which is net of accrual and other adjustments totaling $(209) million for fourth-quarter 2014 and $7 million for fourth-quarter 2013, that are not specifically allocated to the above regions.

IV

FREEPORT-McMoRan INC.
SELECTED OIL AND GAS OPERATING DATA (continued)
	Years Ended December 31,
	Sales Volumes				Sales per Day
	2014[a]		2013[b]		2014[a]		2013[b]
GOM[c]
Oil (MBbls)	19,681		11,364		54		53
Natural gas (MMcf)	28,700		17,231		79		81
NGLs (MBbls)	2,027		1,049		6		5
MBOE	26,491		15,286		73		72
Average realized price per BOE[d]	$79.17		$84.00
Cash production costs per BOE[d]	$15.62		$13.94
Capital expenditures (in millions)	$2,749	[e]	$589	[e]

CALIFORNIA
Oil (MBbls)	13,732		7,977		38		37
Natural gas (MMcf)	2,368		1,318		6		6
NGLs (MBbls)	171		97		—	[f]	—	[f]
MBOE	14,298		8,293		39		39
Average realized price per BOE[d]	$83.65		$93.95
Cash production costs per BOE[d]	$36.59		$32.33
Capital expenditures (in millions)	$270		$171

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	222		83		—	[f]	—	[f]
Natural gas (MMcf)	42,364		26,782		116		125
NGLs (MBbls)	35		27		—	[f]	—	[f]
MBOE	7,318	[g]	4,574		20		21
Average realized price per BOE[d]	$27.18	[g]	$22.47
Cash production costs per BOE[d]	$12.36	[g]	$11.46
Capital expenditures (in millions)	$119		$53

EAGLE FORD
Oil (MBbls)	6,481		7,206		18		34
Natural gas (MMcf)	7,410		8,844		20		42
NGLs (MBbls)	978		1,244		3		6
MBOE	8,694		9,924		24		46
Average realized price per BOE[d]	$81.66		$78.87
Cash production costs per BOE[d]	$12.97		$11.97
Capital expenditures (in millions)	$232		$503

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	40,116		26,630		110		124
Natural gas (MMcf)	80,842		54,175		221		254
NGLs (MBbls)	3,211		2,417		9		11
MBOE	56,801		38,077		156		178
Cash operating margin per BOE:[d]
Realized revenue	$71.83		$76.87
Cash production costs	20.08		17.14
Cash operating margin	$51.75		$59.73
Depreciation, depletion and amortization per BOE	$40.34		$35.81
Capital expenditures (in millions)	$3,205	[h]	$1,451	[h]

a.	Includes the results of Eagle Ford through June 19, 2014.

b.	Includes the results of FM O&G beginning June 1, 2013.

c.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

d.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. In addition, the derivative contracts for oil and gas operations are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XIV, which is available on FCX's website, “www.fcx.com.”

e.
Includes $674 million for the year ended December 31, 2014, and $197 million for the seven-month period from June 1, 2013, to December 31, 2013, for the Inboard Lower Tertiary/Cretaceous natural gas trend.

f.	Rounds to less than 1 MBbl per day.

g.
The year ended 2014 includes volume adjustments related to Eagle Ford's pre-close sales totaling 114 MBOE; excluding these amounts, average realized price was $25.97 per BOE and cash production costs were $12.73 per BOE.

h.
Total capital expenditures for U.S. oil and gas operations reflect spending, which is net of accrual and other adjustments totaling $(165) million for the year ended December 31, 2014, and $135 million for the seven-month period from June 1, 2013, to December 31, 2013, that are not specifically allocated to the regions.

V

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2014		2013		2014		2013
	(In Millions, Except Per Share Amounts)
Revenues	$5,235	[a,b]	$5,885	[a,b]	$21,438	[a,b]	$20,921	[a,b]
Cost of sales:
Production and delivery	2,933	[c]	2,936	[c]	11,904	[c]	11,840	[c]
Depreciation, depletion and amortization	939		1,019		3,863		2,797
Impairment of oil and gas properties	3,429		—		3,737		—
Total cost of sales	7,301		3,955		19,504		14,637
Selling, general and administrative expenses	135		200	[d]	592		657	[d]
Mining exploration and research expenses	33		37		126		210
Environmental obligations and shutdown costs	19		43		119		66
Goodwill impairment	1,717		—		1,717		—
Net gain on sales of assets	(671)		—		(717)		—
Total costs and expenses	8,534		4,235		21,341		15,570
Operating (loss) income	(3,299)		1,650		97		5,351
Interest expense, net	(147)	[e]	(167)	[e]	(630)	[e]	(518)	[e]
Net gain (loss) on early extinguishment of debt	10		10		73		(35)
Gain on investment in McMoRan Exploration Co.	—		—		—		128
Other (expense) income, net	(12)		(26)		36		(13)
(Loss) income before income taxes and equity in affiliated companies' net earnings	(3,448)		1,467		(424)		4,913
Benefit from (provision for) income taxes	710	[f]	(508)	[f]	(324)	[f]	(1,475)	[f]
Equity in affiliated companies' net earnings	3		—		3		3
Net (loss) income	(2,735)		959		(745)		3,441
Net income attributable to noncontrolling interests	(107)		(242)		(523)		(761)
Preferred dividends attributable to redeemable noncontrolling interest	(10)		(10)		(40)		(22)
Net (loss) income attributable to FCX common stock	$(2,852)	[g]	$707	[g]	$(1,308)	[g]	$2,658	[g]

Net (loss) income per share attributable to FCX common stock:
Basic	$(2.75)		$0.68		$(1.26)		$2.65
Diluted	$(2.75)		$0.68		$(1.26)		$2.64

Weighted-average common shares outstanding:
Basic	1,039		1,038		1,039		1,002
Diluted	1,039		1,044		1,039		1,006

Dividends declared per share of common stock	$0.3125		$0.3125		$1.25		$2.25

a.
Includes unfavorable adjustments to provisionally priced copper sales recognized in prior periods totaling $28 million ($13 million to net loss attributable to common stock) in fourth-quarter 2014, $21 million ($9 million to net income attributable to common stock) in fourth-quarter 2013, $118 million ($65 million to net loss attributable to common stock) for the year 2014 and $26 million ($12 million to net income attributable to common stock) for the year 2013. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page X.

b.
Includes net noncash mark-to-market gains (losses) associated with oil and gas derivative contracts totaling $497 million ($309 million to net loss attributable to common stock) in fourth-quarter 2014, $(118) million ($(73) million to net income attributable to common stock) in fourth-quarter 2013, $627 million ($389 million to net loss attributable to common stock) for the year 2014 and $(312) million ($(194) million to net income attributable to common stock) for the seven-month period from June 1, 2013, to December 31, 2013. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page X.

c.
The 2014 periods include charges totaling $37 million ($23 million to net loss attributable to common stock) associated with early rig termination and inventory write offs at FCX's oil and gas operations. The 2013 periods include charges of $76 million ($49 million to net income attributable to common stock) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles and $36 million ($13 million to net income attributable to common stock) for the new labor agreement at Cerro Verde.

d.
The 2013 periods include a charge of $37 million ($23 million to net income attributable to common stock) for restructuring an executive employment arrangement. The year 2013 also includes charges for transaction and related costs principally associated with oil and gas acquisitions totaling $80 million ($50 million to net income attributable to common stock).

e.
Consolidated interest expense, excluding capitalized interest, totaled $205 million in fourth-quarter 2014, $227 million in fourth-quarter 2013, $866 million for the year 2014 and $692 million for the year 2013.

f.	For further discussion of the net tax benefit (charge) impacting the fourth quarters and years 2014 and 2013, refer to the supplementary schedule, "Income Taxes" on page IX.

g.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net loss attributable to common stock of $7 million in fourth-quarter 2014 and $43 million for the year 2014, and net reductions to net income attributable to common stock of $(46) million in fourth-quarter 2013 and $(17) million for the year 2013. For further discussion, refer to the supplemental schedule, "Deferred Profits" on page XI.

VI

FREEPORT-McMoRan INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2014	2013
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$464	$1,985
Trade accounts receivable	953	1,728
Other accounts receivable	1,343	834
Inventories:
Mill and leach stockpiles	1,914	1,705
Materials and supplies, net	1,886	1,730
Product	1,561	1,583
Other current assets	911	407
Total current assets	9,032	9,972
Property, plant, equipment and mining development costs, net	26,232	24,042
Oil and gas properties - full cost method:
Subject to amortization, less accumulated amortization	9,187	12,472
Not subject to amortization	10,087	10,887
Long-term mill and leach stockpiles	2,179	2,386
Goodwill	—	1,916
Other assets	2,078	1,798
Total assets	$58,795	$63,473

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,653	$3,708
Current portion of debt	478	312
Accrued income taxes	410	184
Dividends payable	335	333
Current portion of environmental and asset retirement obligations	327	236
Total current liabilities	5,203	4,773
Long-term debt, less current portion	18,492	20,394
Deferred income taxes	6,386	7,410
Environmental and asset retirement obligations, less current portion	3,628	3,259
Other liabilities	1,861	1,690
Total liabilities	35,570	37,526

Redeemable noncontrolling interest	751	716

Equity:
FCX stockholders' equity:
Common stock	117	117
Capital in excess of par value	22,281	22,161
Retained earnings	128	2,742
Accumulated other comprehensive loss	(544)	(405)
Common stock held in treasury	(3,695)	(3,681)
Total FCX stockholders' equity	18,287	20,934
Noncontrolling interests	4,187	4,297
Total equity	22,474	25,231
Total liabilities and equity	$58,795	$63,473

VII

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2014	2013
	(In Millions)
Cash flow from operating activities:
Net (loss) income	$(745)	$3,441
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	3,863	2,797
Impairment of oil and gas properties	3,737	—
Goodwill impairment	1,717	—
Net gain on sales of assets	(717)	—
Net (gains) losses on crude oil and natural gas derivative contracts	(504)	334
Stock-based compensation	106	173
Net charges for environmental and asset retirement obligations, including accretion	200	164
Payments for environmental and asset retirement obligations	(176)	(237)
Net (gain) loss on early extinguishment of debt	(73)	35
Gain on investment in MMR	—	(128)
Deferred income taxes	(929)	277
Increase in long-term mill and leach stockpiles	(233)	(431)
Other, net	17	91
Decreases (increases) in working capital and other tax payments, excluding amounts from acquisitions and dispositions:
Accounts receivable	215	49
Inventories	(249)	(288)
Other current assets	—	26
Accounts payable and accrued liabilities	(394)	(359)
Accrued income taxes and other tax payments	(204)	195
Net cash provided by operating activities	5,631	6,139

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(969)	(1,066)
South America	(1,785)	(1,145)
Indonesia	(948)	(1,030)
Africa	(159)	(205)
Molybdenum mines	(54)	(164)
U.S. oil and gas operations	(3,205)	(1,436)
Other	(95)	(240)
Net proceeds from sale of Candelaria and Ojos del Salado	1,709	—
Net proceeds from sale of Eagle Ford shale assets	2,910	—
Acquisition of Deepwater Gulf of Mexico interests	(1,426)	—
Acquisitions, net of cash acquired	—	(5,441)
Other, net	221	(181)
Net cash used in investing activities	(3,801)	(10,908)

Cash flow from financing activities:
Proceeds from debt	8,710	11,501
Repayments of debt	(10,306)	(5,476)
Redemption of MMR preferred stock	—	(228)
Cash dividends and distributions paid:
Common stock	(1,305)	(2,281)
Noncontrolling interests	(424)	(256)
Stock-based awards net proceeds (payments), including excess tax benefit	9	(98)
Debt financing costs and other, net	(35)	(113)
Net cash (used in) provided by financing activities	(3,351)	3,049

Net decrease in cash and cash equivalents	(1,521)	(1,720)
Cash and cash equivalents at beginning of year	1,985	3,705
Cash and cash equivalents at end of year	$464	$1,985

VIII

FREEPORT-McMoRan INC.
INCOME TAXES
Following are summaries of the approximate amounts in the calculation of FCX's consolidated benefit (provision) for income taxes for the fourth quarters and years ended 2014 and 2013 (in millions, except percentages):

	Three Months Ended December 31,
	2014						2013
					Income Tax					Income Tax
	Income		Effective		(Provision)		Income	Effective		(Provision)
	(Loss)[a]		Tax Rate		Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.	$384		29%		$(113)	[b,c]	$73	(22)%	[d]	$16
South America	207		59%		(122)	[e]	696	36%		(248)
Indonesia	312		41%		(127)		748	42%		(314)
Africa	74		31%		(23)		105	30%		(32)
Impairment of oil and gas properties	(3,429)		38%		1,297		—	N/A		—
Gain on sale of Candelaria/Ojos	671		33%		(221)		—	N/A		—
Eliminations and other	50		N/A		(12)		(155)	N/A		54
Annualized rate adjustment[f]	—		N/A		31		—	N/A		—
	(1,731)		41%		710		1,467	36%		(524)
Adjustments	(1,717)	[g]	N/A		—		—	N/A		16	[h]
Consolidated FCX	$(3,448)		21%		$710		$1,467	35%		$(508)

	Years Ended December 31,
	2014						2013
					Income Tax					Income Tax
	Income		Effective		(Provision)			Effective		(Provision)
	(Loss)[a]		Tax Rate		Benefit		Income[a]	Tax Rate		Benefit
U.S.	$1,857		30%		$(550)	[b,c]	$1,080	23%		$(243)
South America	1,221		43%		(531)	[e]	2,021	36%		(720)
Indonesia	709		41%		(293)		1,370	44%		(603)
Africa	379		31%		(116)		425	31%		(131)
Impairment of oil and gas properties	(3,737)		38%		1,413		—	N/A		—
Gain on sale of Candelaria/Ojos	671		33%		(221)		—	N/A		—
Eliminations and other	193		N/A		(26)		17	N/A		23
	1,293		25%	[i]	(324)		4,913	34%		(1,674)
Adjustments	(1,717)	[g]	N/A		—		—	N/A		199	[h]
Consolidated FCX	$(424)		(76)%		$(324)		$4,913	30%		$(1,475)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies' net (losses) earnings.

b.
Includes a charge for deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford properties totaling $22 million in fourth-quarter 2014 and $84 million for the year 2014.

c.
Includes a net benefit of $41 million, comprised of $57 million related to changes in U.S. state income tax filing positions, partly offset by a charge of $16 million for a change in U.S. federal income tax regulations.

d.	Primarily resulting from changes in income contributed by each U.S. operation and refinement of state income tax filing positions.

e.
Includes charges related to changes in Chilean and Peruvian tax rules totaling $24 million ($13 million net of noncontrolling interests) for fourth-quarter 2014 and $78 million ($60 million net of noncontrolling interests) for the year 2014.

f.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

g.	Reflects goodwill impairment charges, which were non-deductible for tax purposes.

h.	Reflects net reductions in FCX's deferred tax liabilities and deferred tax asset valuation allowances resulting from the oil and gas acquisitions.

i.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.60 per pound for copper, $1,300 per ounce for gold, $9.00 per pound for molybdenum and $50 per barrel of Brent crude oil for 2015, FCX estimates no tax provision. The effective tax rate at $3.00 per pound for copper and $65 per barrel of Brent crude oil for 2015, would be expected to approximate 30 percent.

IX

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS
Provisional Pricing. For the year 2014, 44 percent of FCX's mined copper was sold in concentrate, 31 percent as cathode and 25 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $3.00 per pound during fourth-quarter 2014, compared to FCX's average realized price of $2.95 per pound. Following is a summary of the unfavorable impacts of net adjustments to prior periods' provisionally priced copper sales for the fourth quarters and years ended 2014 and 2013 (in millions, except per share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$(28)	$(21)	$(118)	$(26)
Net income attributable to common stock	$(13)	$(9)	$(65)	$(12)
Net income per share of common stock	$(0.01)	$(0.01)	$(0.06)	$(0.01)
At December 31, 2014, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 405 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.86 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the December 31, 2014, provisional price recorded would have an approximate $14 million effect on 2015 net income attributable to common stock. The LME spot copper price closed at $2.49 per pound on January 26, 2015.

Oil and Gas. In connection with the acquisition of Plains Exploration & Production Company (PXP), FCX has derivative contracts for 2015 that consist of crude oil options, and had derivative contracts for 2013 and 2014 that consisted of crude oil options and natural gas swaps. These crude oil and natural gas derivative contracts are not designated as hedging instruments; accordingly, they are recorded at fair value with the mark-to-market gains and losses recorded in revenues each period. Realized cash gains (losses) on crude oil and natural gas derivative contracts totaled $64 million for fourth-quarter 2014, $(11) million for fourth-quarter 2013, $(122) million for the year 2014 and $(22) million for the seven-month period from June 1, 2013, to December 31, 2013. Additionally, following is a summary of net noncash mark-to-market gains (losses) on crude oil and natural gas derivative contracts for the fourth quarters and years ended 2014 and 2013 (in millions, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013[a]
Revenues	$497	$(118)	$627	$(312)
Net income attributable to common stock	$309	$(73)	$389	$(194)
Net income per share of common stock	$0.30	$(0.07)	$0.37	$(0.19)

a.	Reflects the results of FM O&G beginning June 1, 2013.
At December 31, 2014, the fair value of the crude oil and natural gas derivative contracts totaled a $526 million asset; partly offsetting the fair value is $210 million in deferred premiums and interest to be settled in future periods. Following presents the estimated increase (decrease) in the net asset on FCX's balance sheet of a 10 percent change in Brent crude oil prices on the fair values of outstanding crude oil derivative contracts, compared with forward prices used to determine the December 31, 2014 fair values (in millions):

	10% Increase	10% Decrease
Crude oil options	$(51)	$38

X

FREEPORT-McMoRan INC.
DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of Indonesia mining's sales to PT Smelting (PT Freeport Indonesia's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net loss attributable to common stock totaling $7 million in fourth-quarter 2014 and $43 million for the year 2014, and net reductions to net income attributable to common stock of $46 million in fourth-quarter 2013 and $17 million for the year 2013. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $73 million at December 31, 2014. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS

FCX has organized its operations into six primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining, Molybdenum mines and U.S. Oil & Gas operations. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis for its mining operations. Therefore, FCX concluded that its operating segments include individual mines or operations relative to its mining operations. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following tables and include the Morenci, Cerro Verde, Grasberg and Tenke Fungurume copper mines, the Rod & Refining operation and the U.S. Oil & Gas operations.

On November 3, 2014, FCX completed the sale of its 80 percent ownership interests in the Candelaria and Ojos del Salado copper mining operations, which are reported as components of Other South America mines.

Intersegment Sales. Intersegment sales between FCX’s mining operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XI

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America			Indonesia		Africa
												Atlantic		Other					Corporate,
										Molyb-		Copper		Mining			U.S.		Other
		Other		Cerro	Other					denum	Rod &	Smelting		& Elimi-		Total	Oil & Gas		& Elimi-	FCX
	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	Mines	Refining	& Refining		nations		Mining	Operations		nations	Total
Three Months Ended December 31, 2014
Revenues:
Unaffiliated customers	$149	$141	$290	$286	$353	$639	$777	[a]	$366	$—	$1,027	$583		$330	[b]	$4,012	$1,223	[c]	$—	$5,235
Intersegment	406	675	1,081	56	61	117	48		19	118	5	6		(1,394)		—	—		—	—
Production and delivery	351	531	882	203	259	462	394		214	85	1,032	572		(1,036)		2,605	324		4	2,933
Depreciation, depletion and amortization	40	76	116	39	44	83	72		56	21	3	10		19		380	555		4	939
Impairment of oil and gas properties	—	—	—	—	—	—	—		—	—	—	—		—		—	3,429		—	3,429
Selling, general and administrative expenses	1	1	2	1	—	1	25		3	—	—	4		5		40	36		59	135
Mining exploration and research expenses	—	2	2	—	—	—	—		—	—	—	—		31		33	—		—	33
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—		18		18	—		1	19
Goodwill impairment	—	—	—	—	—	—	—		—	—	—	—		—		—	1,717		—	1,717
Net gain on sales of assets	—	—		—	—	—	—		—	—	—	—		(671)	[d]	(671)	—		—	(671)
Operating income (loss)	163	206	369	99	111	210	334		112	12	(3)	3		570		1,607	(4,838)		(68)	(3,299)

Interest expense, net	1	—	1	—	—	—	—		—	—	—	3		29		33	40		74	147
Provision for (benefit from) income taxes	—	—	—	88	34	122	127		23	—	—	—		221	[d]	493	—		(1,203)	(710)
Total assets at December 31, 2014	3,780	5,611	9,391	7,513	1,993	9,506	8,626		5,073	2,095	235	910		1,319		37,155	20,834		806	58,795
Capital expenditures	135	19	154	484	23	507	226		59	9	1	8		14		978	813		9	1,800

Three Months Ended December 31, 2013
Revenues:
Unaffiliated customers	$26	$60	$86	$438	$748	$1,186	$1,308	[a]	$391	$—	$1,153	$297		$359	[b]	$4,780	$1,104	[c]	$1	$5,885
Intersegment	418	684	1,102	138	57	195	146		23	114	7	2		(1,589)		—	—		—	—
Production and delivery	348	459	807	246	338	584	566		194	77	1,155	328		(1,077)		2,634	305		(3)	2,936
Depreciation, depletion and amortization	28	62	90	47	57	104	74		67	20	2	10		17		384	632		3	1,019
Selling, general and administrative expenses	1	—	1	1	1	2	28		3	—	—	6		6		46	55		99	200
Mining exploration and research expenses	—	2	2	—	—	—	—		—	—	—	—		32		34	—		3	37
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—		43		43	—		—	43
Operating income (loss)	67	221	288	282	409	691	786		150	17	3	(45)	[e]	(251)		1,639	112		(101)	1,650

Interest expense, net	—	—	—	—	1	1	—		—	—	—	4		20		25	81		61	167
Provision for (benefit from) income taxes	—	—	—	101	147	248	314		32	—	—	—		—		594	—		(86)	508
Total assets at December 31, 2013	3,110	5,810	8,920	6,584	3,996	10,580	7,437		4,849	2,107	239	1,039		1,003		36,174	26,252		1,047	63,473
Capital expenditures	208	63	271	364	47	411	310		50	36	1	28		22		1,129	508		26	1,663
a. Includes PT-FI's sales to PT Smelting totaling $304 million in fourth-quarter 2014 and $516 million in fourth-quarter 2013.
b. Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.
c. Includes net mark-to-market gains (losses) associated with crude oil and natural gas derivative contracts totaling $561 million in fourth-quarter 2014 and $(129) million in fourth-quarter 2013.
d. Includes a gain of $671 million for the sale of the Candelaria/Ojos del Salado mining operations and the related income tax provision of $221 million.
e. Includes $38 million for shutdown costs associated with Atlantic Copper's scheduled 68-day maintenance turnaround, which was completed in fourth-quarter 2013.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America			Indonesia		Africa
												Atlantic		Other					Corporate,
										Molyb-		Copper		Mining			U.S.		Other
		Other		Cerro	Other					denum	Rod &	Smelting		& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	Mines	Refining	& Refining		nations		Mining	Operations		nations		Total
Year Ended December 31, 2014
Revenues:
Unaffiliated customers	$364	$336	$700	$1,282	$1,740	$3,022	$2,848	[a]	$1,437	$—	$4,626	$2,391		$1,704	[b]	$16,728	$4,710	[c]	$—		$21,438
Intersegment	1,752	3,164	4,916	206	304	510	223		121	587	29	21		(6,407)		—	—		—		—
Production and delivery	1,287	2,153	3,440	741	1,198	1,939	1,988		770	328	4,633	2,356		(4,789)		10,665	1,237		2		11,904
Depreciation, depletion and amortization	168	316	484	159	208	367	266		228	92	10	41		70		1,558	2,291		14		3,863
Impairment of oil and gas properties	—	—	—	—	—	—	—		—	—	—	—		—		—	3,737		—		3,737
Selling, general and administrative expenses	2	3	5	3	3	6	98		12	—	—	17		25		163	207		222		592
Mining exploration and research expenses	—	8	8	—	—	—	—		—	—	—	—		118		126	—		—		126
Environmental obligations and shutdown costs	—	(5)	(5)	—	—	—	—		—	—	—	—		123		118	—		1		119
Goodwill impairment	—	—	—	—	—	—	—		—	—	—	—		—		—	1,717		—		1,717
Net gain on sales of assets	—	(14)	(14)	—	—	—	—		—	—	—	—		(703)	[d]	(717)	—		—		(717)
Operating income (loss)	659	1,039	1,698	585	635	1,220	719		548	167	12	(2)		453		4,815	(4,479)		(239)		97

Interest expense, net	3	1	4	1	—	1	—		—	—	—	13		84		102	241		287		630
Provision for (benefit from) income taxes	—	—	—	265	266	531	293		116	—	—	—		221	[d]	1,161	—		(837)		324
Capital expenditures	826	143	969	1,691	94	1,785	948		159	54	4	17		52		3,988	3,205		22		7,215

Year Ended December 31, 2013
Revenues:
Unaffiliated customers	$244	$326	$570	$1,473	$2,379	$3,852	$3,751	[a]	$1,590	$—	$4,995	$2,027		$1,516	[b]	$18,301	$2,616	[c]	$4		$20,921
Intersegment	1,673	2,940	4,613	360	273	633	336		47	522	27	14		(6,192)		—	—		—		—
Production and delivery	1,233	2,033	3,266	781	1,288	2,069	2,309		754	317	4,990	2,054		(4,608)		11,151	682		7		11,840
Depreciation, depletion and amortization	133	269	402	152	194	346	247		246	82	9	42		48		1,422	1,364		11		2,797
Selling, general and administrative expenses	2	3	5	3	4	7	110		12	—	—	20		29		183	120		354		657
Mining exploration and research expenses	—	5	5	—	—	—	1		—	—	—	—		193		199	—		11		210
Environmental obligations and shutdown costs	—	(1)	(1)	—	—	—	—		—	—	—	—		67		66	—		—		66
Operating income (loss)	549	957	1,506	897	1,166	2,063	1,420		625	123	23	(75)	[e]	(405)		5,280	450		(379)		5,351

Interest expense, net	3	1	4	2	1	3	12		2	—	—	16		80		117	181		220		518
Provision for income taxes	—	—	—	316	404	720	603		131	—	—	—		—		1,454	—		21	[f]	1,475
Capital expenditures	737	329	1,066	960	185	1,145	1,030		205	164	4	67		113		3,794	1,436		56		5,286

a.	Includes PT-FI's sales to PT Smelting totaling $1.8 billion in 2014 and $1.7 billion in 2013.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

c.
Includes net mark-to-market gains (losses) associated with crude oil and natural gas derivative contracts totaling $505 million in 2014 and $(334) million for the period from June 1, 2013 to December 31, 2013.

d.	Includes a gain of $671 million for the sale of the Candelaria/Ojos del Salado mining operations and the related income tax provision of $221 million.

e.	Includes $50 million for shutdown costs associated with Atlantic Copper's scheduled 68-day maintenance turnaround, which was completed in fourth-quarter 2013.

f.	Includes a credit of $199 million related to net reductions in FCX's deferred tax liabilities and deferred tax asset valuation allowances resulting from FCX's oil and gas acquisitions.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board of Directors to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, write-offs of equipment and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

U.S. Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX shows revenue adjustments from derivative contracts as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion and other costs are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated financial statements.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]		Other[b]	Total
Revenues, excluding adjustments	$1,297	$1,297	$82		$31	$1,410

Site production and delivery, before net noncash
and other costs shown below	784	766	22		20	808
By-product credits	(89)	—	—		—	—
Treatment charges	59	57	—		2	59
Net cash costs	754	823	22		22	867
Depreciation, depletion and amortization	114	111	1		2	114
Noncash and other costs, net	44	44	—		—	44
Total costs	912	978	23		24	1,025
Revenue adjustments, primarily for pricing
on prior period open sales	(12)	(12)	—		—	(12)
Gross profit	$373	$307	$59		$7	$373

Copper sales (millions of recoverable pounds)	433	433
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.99	$2.99	$10.23

Site production and delivery, before net noncash
and other costs shown below	1.81	1.77	2.70
By-product credits	(0.21)	—	—
Treatment charges	0.14	0.13	—
Unit net cash costs	1.74	1.90	2.70
Depreciation, depletion and amortization	0.26	0.25	0.12
Noncash and other costs, net	0.10	0.10	0.02
Total unit costs	2.10	2.25	2.84
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)	(0.03)	—
Gross profit per pound	$0.86	$0.71	$7.39

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,410	$808	$114
Treatment charges	—	59	—
Noncash and other costs, net	—	44	—
Revenue adjustments, primarily for pricing
on prior period open sales	(12)	—	—
Eliminations and other	(27)	(29)	2
North America copper mines	1,371	882	116
Other mining & eliminations[c]	2,641	1,723	264
Total mining	4,012	2,605	380
U.S. oil & gas operations	1,223	324	3,984	[d]
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,933	$4,368	[d]

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments," beginning on page XI.

d. Includes impairment of oil and gas properties of $3.4 billion.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,098		$1,098	$69	$26	$1,193

Site production and delivery, before net noncash
and other costs shown below	627		613	22	18	653
By-product credits	(69)		—	—	—	—
Treatment charges	44		43	—	1	44
Net cash costs	602		656	22	19	697
Depreciation, depletion and amortization	88		86	1	1	88
Noncash and other costs, net	114	[c]	113	—	1	114
Total costs	804		855	23	21	899
Revenue adjustments, primarily for pricing
on prior period open sales	(1)		(1)	—	—	(1)
Gross profit	$293		$242	$46	$5	$293

Copper sales (millions of recoverable pounds)	332		332
Molybdenum sales (millions of recoverable pounds)[a]				6

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.31		$3.31	$9.92

Site production and delivery, before net noncash
and other costs shown below	1.89		1.85	3.06
By-product credits	(0.20)		—	—
Treatment charges	0.13		0.13	—
Unit net cash costs	1.82		1.98	3.06
Depreciation, depletion and amortization	0.27		0.26	0.11
Noncash and other costs, net	0.34	[c]	0.34	0.07
Total unit costs	2.43		2.58	3.24
Revenue adjustments, primarily for pricing
on prior period open sales	—		—	—
Gross profit per pound	$0.88		$0.73	$6.68

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,193		$653	$88
Treatment charges	—		44	—
Noncash and other costs, net	—		114	—
Revenue adjustments, primarily for pricing
on prior period open sales	(1)		—	—
Eliminations and other	(4)		(4)	2
North America copper mines	1,188		807	90
Other mining & eliminations[d]	3,592		1,827	294
Total mining	4,780		2,634	384
U.S. oil & gas operations	1,104		305	632
Corporate, other & eliminations	1		(3)	3
As reported in FCX's consolidated financial statements	$5,885		$2,936	$1,019

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Includes $76 million ($0.23 per pound) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles.

d. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments," beginning on page XI.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]		Other[b]	Total
Revenues, excluding adjustments	$5,186	$5,186	$379		$127	$5,692

Site production and delivery, before net noncash
and other costs shown below	3,057	2,999	90		75	3,164
By-product credits	(399)	—	—		—	—
Treatment charges	203	198	—		5	203
Net cash costs	2,861	3,197	90		80	3,367
Depreciation, depletion and amortization	473	462	4		7	473
Noncash and other costs, net	149	147	1		1	149
Total costs	3,483	3,806	95		88	3,989
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	—		—	(7)
Gross profit	$1,696	$1,373	$284		$39	$1,696

Copper sales (millions of recoverable pounds)	1,657	1,657
Molybdenum sales (millions of recoverable pounds)[a]			33

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.13	$3.13	$11.52

Site production and delivery, before net noncash
and other costs shown below	1.85	1.81	2.74
By-product credits	(0.24)	—	—
Treatment charges	0.12	0.12	—
Unit net cash costs	1.73	1.93	2.74
Depreciation, depletion and amortization	0.29	0.28	0.14
Noncash and other costs, net	0.09	0.09	0.03
Total unit costs	2.11	2.30	2.91
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$1.02	$0.83	$8.61

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$5,692	$3,164	$473
Treatment charges	—	203	—
Noncash and other costs, net	—	149	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	—	—
Eliminations and other	(69)	(76)	11
North America copper mines	5,616	3,440	484
Other mining & eliminations[c]	11,112	7,225	1,074
Total mining	16,728	10,665	1,558
U.S. oil & gas operations	4,710	1,237	6,028	[d]
Corporate, other & eliminations	—	2	14
As reported in FCX's consolidated financial statements	$21,438	$11,904	$7,600	[d]

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

d. Includes impairment of oil and gas properties of $3.7 billion.

XVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,752		$4,752	$349	$106	$5,207

Site production and delivery, before net noncash
and other costs shown below	2,828		2,744	123	74	2,941
By-product credits	(342)		—	—	—	—
Treatment charges	155		151	—	4	155
Net cash costs	2,641		2,895	123	78	3,096
Depreciation, depletion and amortization	391		378	7	6	391
Noncash and other costs, net	202	[c]	200	1	1	202
Total costs	3,234		3,473	131	85	3,689
Revenue adjustments, primarily for pricing
on prior period open sales	(4)		(4)	—	—	(4)
Gross profit	$1,514		$1,275	$218	$21	$1,514

Copper sales (millions of recoverable pounds)	1,416		1,416
Molybdenum sales (millions of recoverable pounds)[a]				32

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.36		$3.36	$10.79

Site production and delivery, before net noncash
and other costs shown below	2.00		1.94	3.79
By-product credits	(0.24)		—	—
Treatment charges	0.11		0.11	—
Unit net cash costs	1.87		2.05	3.79
Depreciation, depletion and amortization	0.28		0.27	0.22
Noncash and other costs, net	0.14	[c]	0.14	0.04
Total unit costs	2.29		2.46	4.05
Revenue adjustments, primarily for pricing
on prior period open sales	—		—	—
Gross profit per pound	$1.07		$0.90	$6.74

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$5,207		$2,941	$391
Treatment charges	—		155	—
Noncash and other costs, net	—		202	—
Revenue adjustments, primarily for pricing
on prior period open sales	(4)		—	—
Eliminations and other	(20)		(32)	11
North America copper mines	5,183		3,266	402
Other mining & eliminations[d]	13,118		7,885	1,020
Total mining	18,301		11,151	1,422
U.S. oil & gas operations	2,616		682	1,364
Corporate, other & eliminations	4		7	11
As reported in FCX's consolidated financial statements	$20,921		$11,840	$2,797

a. Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b. Includes gold and silver product revenues and production costs.

c. Includes $76 million ($0.05 per pound) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles.

d. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other		Total
Revenues, excluding adjustments	$729	$729	$42	[a]	$771

Site production and delivery, before net noncash
and other costs shown below	416	393	30		423
By-product credits	(35)	—	—		—
Treatment charges	40	40	—		40
Royalty on metals	1	1	—		1
Net cash costs	422	434	30		464
Depreciation, depletion and amortization	83	80	3		83
Noncash and other costs, net	10	13	(3)		10
Total costs	515	527	30		557
Revenue adjustments, primarily for pricing
on prior period open sales	(5)	(5)	—		(5)
Gross profit	$209	$197	$12		$209

Copper sales (millions of recoverable pounds)	247	247

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.95	$2.95

Site production and delivery, before net noncash
and other costs shown below	1.68	1.59
By-product credits	(0.14)	—
Treatment charges	0.16	0.16
Royalty on metals	0.01	0.01
Unit net cash costs	1.71	1.76
Depreciation, depletion and amortization	0.34	0.32
Noncash and other costs, net	0.04	0.06
Total unit costs	2.09	2.14
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)
Gross profit per pound	$0.85	$0.80

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$771	$423	$83
Treatment charges	(40)	—	—
Royalty on metals	(1)	—	—
Noncash and other costs, net	—	10	—
Revenue adjustments, primarily for pricing
on prior period open sales	(5)	—	—
Eliminations and other	31	29	—
South America mining	756	462	83
Other mining & eliminations[b]	3,256	2,143	297
Total mining	4,012	2,605	380
U.S. oil & gas operations	1,223	324	3,984	[c]
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,933	$4,368	[c]

a. Includes gold sales of 8 thousand ounces ($1,191 per ounce average realized price) and silver sales of 633 thousand ounces ($16.57 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.
c. Includes impairment of oil and gas properties of $3.4 billion.

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Other		Total
Revenues, excluding adjustments	$1,333		$1,333	$129	[a]	$1,462

Site production and delivery, before net noncash
and other costs shown below	570	[b]	525	52		577
By-product credits	(122)		—	—		—
Treatment charges	75		75	—		75
Net cash costs	523		600	52		652
Depreciation, depletion and amortization	104		96	8		104
Noncash and other costs, net	11		33	(22)		11
Total costs	638		729	38		767
Revenue adjustments, primarily for pricing
on prior period open sales	(8)		(8)	—		(8)
Gross profit	$687		$596	$91		$687

Copper sales (millions of recoverable pounds)	402		402

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.32		$3.32

Site production and delivery, before net noncash
and other costs shown below	1.42	[b]	1.31
By-product credits	(0.30)		—
Treatment charges	0.18		0.18
Unit net cash costs	1.30		1.49
Depreciation, depletion and amortization	0.26		0.24
Noncash and other costs, net	0.03		0.09
Total unit costs	1.59		1.82
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)		(0.02)
Gross profit per pound	$1.71		$1.48

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,462		$577	$104
Treatment charges	(75)		—	—
Noncash and other costs, net	—		11	—
Revenue adjustments, primarily for pricing
on prior period open sales	(8)		—	—
Eliminations and other	2		(4)	—
South America mining	1,381		584	104
Other mining & eliminations[c]	3,399		2,050	280
Total mining	4,780		2,634	384
U.S. oil & gas operations	1,104		305	632
Corporate, other & eliminations	1		(3)	3
As reported in FCX's consolidated financial statements	$5,885		$2,936	$1,019

a. Includes gold sales of 34 thousand ounces ($1,238 per ounce average realized price) and silver sales of 1.5 million ounces ($20.73 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Includes $36 million ($0.09 per pound) associated with labor agreement costs at Cerro Verde.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
		By-Product	Co-Product Method
(In Millions)		Method	Copper	Other		Total
Revenues, excluding adjustments		$3,498	$3,498	$269	[a]	$3,767

Site production and delivery, before net noncash
and other costs shown below		1,839	1,708	153		1,861
By-product credits		(247)	—	—		—
Treatment charges		191	191	—		191
Royalty on metals		6	5	1		6
Net cash costs		1,789	1,904	154		2,058
Depreciation, depletion and amortization		367	345	22		367
Noncash and other costs, net		67	78	(11)		67
Total costs		2,223	2,327	165		2,492
Revenue adjustments, primarily for pricing
on prior period open sales		(65)	(65)	—		(65)
Gross profit		$1,210	$1,106	$104		$1,210

Copper sales (millions of recoverable pounds)		1,135	1,135

Gross profit per pound of copper:

Revenues, excluding adjustments		$3.08	$3.08

Site production and delivery, before net noncash
and other costs shown below		1.62	1.50
By-product credits		(0.22)	—
Treatment charges		0.17	0.17
Royalty on metals		0.01	0.01
Unit net cash costs		1.58	1.68
Depreciation, depletion and amortization		0.32	0.30
Noncash and other costs, net		0.06	0.07
Total unit costs		1.96	2.05
Revenue adjustments, primarily for pricing
on prior period open sales		(0.05)	(0.05)
Gross profit per pound		$1.07	$0.98

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)		Revenues	and Delivery	Amortization
Totals presented above		$3,767	$1,861	$367
Treatment charges		(191)	—	—
Royalty on metals		(6)	—	—
Noncash and other costs, net		—	67	—
Revenue adjustments, primarily for pricing
on prior period open sales		(65)	—	—
Eliminations and other		27	11	—
South America mining		3,532	1,939	367
Other mining & eliminations[b]	—	13,196	8,726	1,191
Total mining	—	16,728	10,665	1,558
U.S. oil & gas operations	—	4,710	1,237	6,028	[c]
Corporate, other & eliminations	—	—	2	14
As reported in FCX's consolidated financial statements		$21,438	$11,904	$7,600	[c]

a. Includes gold sales of 67 thousand ounces ($1,271 per ounce average realized price) and silver sales of 2.9 million ounces ($18.54 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.
c. Includes impairment of oil and gas properties of $3.7 billion.

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Other		Total
Revenues, excluding adjustments	$4,366		$4,366	$374	[a]	$4,740

Site production and delivery, before net noncash
and other costs shown below	2,023	[b]	1,875	170		2,045
By-product credits	(352)		—	—		—
Treatment charges	226		226	—		226
Net cash costs	1,897		2,101	170		2,271
Depreciation, depletion and amortization	346		323	23		346
Noncash and other costs, net	49		44	5		49
Total costs	2,292		2,468	198		2,666
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		(28)	—		(28)
Gross profit	$2,046		$1,870	$176		$2,046

Copper sales (millions of recoverable pounds)	1,325		1,325

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.30		$3.30

Site production and delivery, before net noncash
and other costs shown below	1.53	[b]	1.42
By-product credits	(0.27)		—
Treatment charges	0.17		0.17
Unit net cash costs	1.43		1.59
Depreciation, depletion and amortization	0.26		0.24
Noncash and other costs, net	0.04		0.03
Total unit costs	1.73		1.86
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)		(0.03)
Gross profit per pound	$1.54		$1.41

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$4,740		$2,045	$346
Treatment charges	(226)		—	—
Noncash and other costs, net	—		49	—
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		—	—
Eliminations and other	(1)		(25)	—
South America mining	4,485		2,069	346
Other mining & eliminations[c]	13,816		9,082	1,076
Total mining	18,301		11,151	1,422
U.S. oil & gas operations	2,616		682	1,364
Corporate, other & eliminations	4		7	11
As reported in FCX's consolidated financial statements	$20,921		$11,840	$2,797

a. Includes gold sales of 102 thousand ounces ($1,350 per ounce average realized price) and silver sales of 4.1 million ounces ($21.88 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Includes $36 million ($0.03 per pound) associated with labor agreement costs at Cerro Verde.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

XVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold		Silver		Total
Revenues, excluding adjustments	$516	$516	$436		$10	[a]	$962

Site production and delivery, before net noncash
and other costs shown below	427	230	193		4		427
Gold and silver credits	(443)	—	—		—		—
Treatment charges	49	26	22		1		49
Export duties	35	19	16		—		35
Royalty on metals	37	20	17		—		37
Net cash costs	105	295	248		5		548
Depreciation and amortization	72	38	33		1		72
Noncash and other credits, net	(8)	(4)	(4)		—		(8)
Total costs	169	329	277		6		612
Revenue adjustments, primarily for pricing on
prior period open sales	(13)	(13)	(2)		(1)		(16)
PT Smelting intercompany profit	25	13	11		1		25
Gross profit	$359	$187	$168		$4		$359

Copper sales (millions of recoverable pounds)	180	180
Gold sales (thousands of recoverable ounces)			366

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.86	$2.86	$1,192

Site production and delivery, before net noncash
and other costs shown below	2.37	1.27	530
Gold and silver credits	(2.46)	—	—
Treatment charges	0.27	0.15	61
Export duties	0.20	0.10	44
Royalty on metals	0.20	0.11	45
Unit net cash costs	0.58	1.63	680
Depreciation and amortization	0.40	0.22	90
Noncash and other credits, net	(0.04)	(0.03)	(11)
Total unit costs	0.94	1.82	759
Revenue adjustments, primarily for pricing on
prior period open sales	(0.07)	(0.07)	(6)
PT Smelting intercompany profit	0.14	0.07	31
Gross profit per pound/ounce	$1.99	$1.04	$458

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$962	$427	$72
Treatment charges	(49)	—	—
Export duties	(35)	—	—
Royalty on metals	(37)	—	—
Noncash and other credits, net	—	(8)	—
Revenue adjustments, primarily for pricing on
prior period open sales	(16)	—	—
PT Smelting intercompany profit	—	(25)	—
Indonesia mining	825	394	72
Other mining & eliminations[b]	3,187	2,211	308
Total mining	4,012	2,605	380
U.S. oil & gas operations	1,223	324	3,984	[c]
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,933	$4,368	[c]

a. Includes silver sales of 623 thousand ounces ($15.66 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.
c. Includes impairment of oil and gas properties of $3.4 billion.

XIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$973	$973	$580	$21	[a]	$1,574

Site production and delivery, before net noncash
and other costs shown below	551	341	203	7		551
Gold and silver credits	(594)	—	—	—		—
Treatment charges	70	43	26	1		70
Royalty on metals	35	22	13	—		35
Net cash costs	62	406	242	8		656
Depreciation and amortization	74	46	27	1		74
Noncash and other credits, net	(6)	(4)	(2)	—		(6)
Total costs	130	448	267	9		724
Revenue adjustments, primarily for pricing on
prior period open sales	(8)	(8)	(6)	(1)		(15)
PT Smelting intercompany loss	(21)	(13)	(8)	—		(21)
Gross profit	$814	$504	$299	$11		$814

Copper sales (millions of recoverable pounds)	292	292
Gold sales (thousands of recoverable ounces)			476

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.33	$3.33	$1,219

Site production and delivery, before net noncash
and other costs shown below	1.89	1.17	427
Gold and silver credits	(2.04)	—	—
Treatment charges	0.24	0.15	54
Royalty on metals	0.12	0.07	27
Unit net cash costs	0.21	1.39	508
Depreciation and amortization	0.25	0.15	57
Noncash and other credits, net	(0.02)	(0.01)	(4)
Total unit costs	0.44	1.53	561
Revenue adjustments, primarily for pricing on
prior period open sales	(0.03)	(0.03)	(13)
PT Smelting intercompany loss	(0.07)	(0.04)	(16)
Gross profit per pound/ounce	$2.79	$1.73	$629

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,574	$551	$74
Treatment charges	(70)	—	—
Royalty on metals	(35)	—	—
Noncash and other credits, net	—	(6)	—
Revenue adjustments, primarily for pricing on
prior period open sales	(15)	—	—
PT Smelting intercompany loss	—	21	—
Indonesia mining	1,454	566	74
Other mining & eliminations[b]	3,326	2,068	310
Total mining	4,780	2,634	384
U.S. oil & gas operations	1,104	305	632
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

a. Includes silver sales of 1.1 million ounces ($19.49 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

XX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Gold		Silver		Total
Revenues, excluding adjustments	$1,998		$1,998	$1,434		$39	[a]	$3,471

Site production and delivery, before net noncash
and other costs shown below	1,831		1,054	757		20		1,831
Gold and silver credits	(1,491)		—	—		—		—
Treatment charges	171		99	70		2		171
Export duties	77		44	32		1		77
Royalty on metals	115		66	48		1		115
Net cash costs	703		1,263	907		24		2,194
Depreciation and amortization	266		153	110		3		266
Noncash and other costs, net	191	[b]	110	79		2		191
Total costs	1,160		1,526	1,096		29		2,651
Revenue adjustments, primarily for pricing on
prior period open sales	(55)		(55)	18		—		(37)
PT Smelting intercompany profit	34		20	14		—		34
Gross profit	$817		$437	$370		$10		$817

Copper sales (millions of recoverable pounds)	664		664
Gold sales (thousands of recoverable ounces)				1,168

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.01		$3.01	$1,229

Site production and delivery, before net noncash
and other costs shown below	2.76		1.59	648
Gold and silver credits	(2.25)		—	—
Treatment charges	0.26		0.15	61
Export duties	0.12		0.06	27
Royalty on metals	0.17		0.10	41
Unit net cash costs	1.06		1.90	777
Depreciation and amortization	0.40		0.23	94
Noncash and other costs, net	0.29	[b]	0.17	68
Total unit costs	1.75		2.30	939
Revenue adjustments, primarily for pricing on
prior period open sales	(0.08)		(0.08)	15
PT Smelting intercompany profit	0.05		0.03	12
Gross profit per pound/ounce	$1.23		$0.66	$317

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$3,471		$1,831	$266
Treatment charges	(171)		—	—
Export duties	(77)		—	—
Royalty on metals	(115)		—	—
Noncash and other costs, net	—		191	—
Revenue adjustments, primarily for pricing on
prior period open sales	(37)		—	—
PT Smelting intercompany profit	—		(34)	—
Indonesia mining	3,071		1,988	266
Other mining & eliminations[c]	13,657		8,677	1,292
Total mining	16,728		10,665	1,558
U.S. oil & gas operations	4,710		1,237	6,028	[d]
Corporate, other & eliminations	—		2	14
As reported in FCX's consolidated financial statements	$21,438		$11,904	$7,600	[d]

a. Includes silver sales of 2.2 million ounces ($17.42 per ounce average realized price).
b. Includes $143 million ($0.22 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.
d. Includes impairment of oil and gas properties of $3.7 billion.

XXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$2,903	$2,903	$1,438	$61	[a]	$4,402

Site production and delivery, before net noncash
and other costs shown below	2,174	1,434	710	30		2,174
Gold and silver credits	(1,497)	—	—	—		—
Treatment charges	205	135	67	3		205
Royalty on metals	109	72	36	1		109
Net cash costs	991	1,641	813	34		2,488
Depreciation and amortization	247	163	80	4		247
Noncash and other costs, net	116	77	38	1		116
Total costs	1,354	1,881	931	39		2,851
Revenue adjustments, primarily for pricing on
prior period open sales	1	1	(2)	—		(1)
PT Smelting intercompany loss	(19)	(12)	(6)	(1)		(19)
Gross profit	$1,531	$1,011	$499	$21		$1,531

Copper sales (millions of recoverable pounds)	885	885
Gold sales (thousands of recoverable ounces)			1,096

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.28	$3.28	$1,312

Site production and delivery, before net noncash
and other costs shown below	2.46	1.62	648
Gold and silver credits	(1.69)	—	—
Treatment charges	0.23	0.15	61
Royalty on metals	0.12	0.08	33
Unit net cash costs	1.12	1.85	742
Depreciation and amortization	0.28	0.19	73
Noncash and other costs, net	0.13	0.09	35
Total unit costs	1.53	2.13	850
Revenue adjustments, primarily for pricing on
prior period open sales	—	—	(1)
PT Smelting intercompany loss	(0.02)	(0.01)	(6)
Gross profit per pound/ounce	$1.73	$1.14	$455

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,402	$2,174	$247
Treatment charges	(205)	—	—
Royalty on metals	(109)	—	—
Noncash and other costs, net	—	116	—
Revenue adjustments, primarily for pricing on
prior period open sales	(1)	—	—
PT Smelting intercompany loss	—	19	—
Indonesia mining	4,087	2,309	247
Other mining & eliminations[b]	14,214	8,842	1,175
Total mining	18,301	11,151	1,422
U.S. oil & gas operations	2,616	682	1,364
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

a. Includes silver sales of 2.9 million ounces ($21.32 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

XXII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$329	$329	$64		$393

Site production and delivery, before net noncash
and other costs shown below	188	172	36		208
Cobalt credits[b]	(43)	—	—		—
Royalty on metals	7	6	1		7
Net cash costs	152	178	37		215
Depreciation, depletion and amortization	56	47	9		56
Noncash and other costs, net	6	4	2		6
Total costs	214	229	48		277
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	(1)		(1)
Gross profit	$115	$100	$15		$115

Copper sales (millions of recoverable pounds)	111	111
Cobalt sales (millions of contained pounds)			7

Gross profit per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$2.96	$2.96	$9.79

Site production and delivery, before net noncash
and other costs shown below	1.69	1.54	5.53
Cobalt credits[b]	(0.38)	—	—
Royalty on metals	0.06	0.06	0.15
Unit net cash costs	1.37	1.60	5.68
Depreciation, depletion and amortization	0.51	0.42	1.41
Noncash and other costs, net	0.04	0.04	0.14
Total unit costs	1.92	2.06	7.23
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	(0.21)
Gross profit per pound	$1.04	$0.90	$2.35

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$393	$208	$56
Royalty on metals	(7)	—	—
Noncash and other costs, net	—	6	—
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	—	—
Africa mining	385	214	56
Other mining & eliminations[c]	3,627	2,391	324
Total mining	4,012	2,605	380
U.S. oil & gas operations	1,223	324	3,984	[d]
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,933	$4,368	[d]

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

d. Includes impairment of oil and gas properties of $3.4 billion.

XXIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$358	$358	$66	$424

Site production and delivery, before net noncash
and other costs shown below	161	150	35	185
Cobalt credits[b]	(41)	—	—	—
Royalty on metals	7	6	1	7
Net cash costs	127	156	36	192
Depreciation, depletion and amortization	67	58	9	67
Noncash and other costs, net	9	8	1	9
Total costs	203	222	46	268
Revenue adjustments, primarily for pricing
on prior period open sales	(2)	(2)	(1)	(3)
Gross profit	$153	$134	$19	$153

Copper sales (millions of recoverable pounds)	112	112
Cobalt sales (millions of contained pounds)			8

Gross profit per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$3.19	$3.19	$8.02

Site production and delivery, before net noncash
and other costs shown below	1.43	1.33	4.26
Cobalt credits[b]	(0.36)	—	—
Royalty on metals	0.07	0.06	0.13
Unit net cash costs	1.14	1.39	4.39
Depreciation, depletion and amortization	0.59	0.51	1.07
Noncash and other costs, net	0.09	0.08	0.15
Total unit costs	1.82	1.98	5.61
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	(0.16)
Gross profit per pound	$1.36	$1.20	$2.25

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$424	$185	$67
Royalty on metals	(7)	—	—
Noncash and other costs, net	—	9	—
Revenue adjustments, primarily for pricing
on prior period open sales	(3)	—	—
Africa mining	414	194	67
Other mining & eliminations[c]	4,366	2,440	317
Total mining	4,780	2,634	384
U.S. oil & gas operations	1,104	305	632
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

XXIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt		Total
Revenues, excluding adjustments[a]	$1,301	$1,301	$285		$1,586

Site production and delivery, before net noncash
and other costs shown below	665	591	157		748
Cobalt credits[b]	(204)	—	—		—
Royalty on metals	29	24	5		29
Net cash costs	490	615	162		777
Depreciation, depletion and amortization	228	195	33		228
Noncash and other costs, net	22	19	3		22
Total costs	740	829	198		1,027
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	2		1
Gross profit	$560	$471	$89		$560

Copper sales (millions of recoverable pounds)	425	425
Cobalt sales (millions of contained pounds)			30

Gross profit per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$3.06	$3.06	$9.66

Site production and delivery, before net noncash
and other costs shown below	1.56	1.39	5.30
Cobalt credits[b]	(0.48)	—	—
Royalty on metals	0.07	0.06	0.16
Unit net cash costs	1.15	1.45	5.46
Depreciation, depletion and amortization	0.54	0.46	1.13
Noncash and other costs, net	0.05	0.04	0.11
Total unit costs	1.74	1.95	6.70
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.07
Gross profit per pound	$1.32	$1.11	$3.03

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,586	$748	$228
Royalty on metals	(29)	—	—
Noncash and other costs, net	—	22	—
Revenue adjustments, primarily for pricing
on prior period open sales	1	—	—
Africa mining	1,558	770	228
Other mining & eliminations[c]	15,170	9,895	1,330
Total mining	16,728	10,665	1,558
U.S. oil & gas operations	4,710	1,237	6,028	[d]
Corporate, other & eliminations	—	2	14
As reported in FCX's consolidated financial statements	$21,438	$11,904	$7,600	[d]

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

d. Includes impairment of oil and gas properties of $3.7 billion.
XXV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2013
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$1,457	$1,457	$205	$1,662

Site production and delivery, before net noncash
and other costs shown below	649	614	111	725
Cobalt credits[b]	(131)	—	—	—
Royalty on metals	29	26	3	29
Net cash costs	547	640	114	754
Depreciation, depletion and amortization	246	220	26	246
Noncash and other costs, net	29	26	3	29
Total costs	822	886	143	1,029
Revenue adjustments, primarily for pricing
on prior period open sales	2	2	2	4
Gross profit	$637	$573	$64	$637

Copper sales (millions of recoverable pounds)	454	454
Cobalt sales (millions of contained pounds)			25

Gross profit per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$3.21	$3.21	$8.02

Site production and delivery, before net noncash
and other costs shown below	1.43	1.35	4.35
Cobalt credits[b]	(0.29)	—	—
Royalty on metals	0.07	0.06	0.14
Unit net cash costs	1.21	1.41	4.49
Depreciation, depletion and amortization	0.54	0.48	1.00
Noncash and other costs, net	0.06	0.06	0.11
Total unit costs	1.81	1.95	5.60
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.09
Gross profit per pound	$1.40	$1.26	$2.51

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,662	$725	$246
Royalty on metals	(29)	—	—
Noncash and other costs, net	—	29	—
Revenue adjustments, primarily for pricing
on prior period open sales	4	—	—
Africa mining	1,637	754	246
Other mining & eliminations[c]	16,664	10,397	1,176
Total mining	18,301	11,151	1,422
U.S. oil & gas operations	2,616	682	1,364
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

a. Includes point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

c. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, "Business Segments" beginning on page XI.

XXVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues and Production Costs and Unit Net Cash Costs

		Three Months Ended December 31,
(In Millions)		2014	2013

Revenues, excluding adjustments[a]		$128	$123

Site production and delivery, before net noncash and other costs shown below		84	74
Treatment charges and other		10	9
Net cash costs		94	83
Depreciation, depletion and amortization		21	20
Noncash and other costs, net		1	3
Total costs		116	106
Gross profit		$12	$17

Molybdenum sales (millions of recoverable pounds)[a]		11	12

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]		$11.29	$10.89

Site production and delivery, before net noncash and other costs shown below		7.37	6.51
Treatment charges and other		0.84	0.85
Unit net cash costs		8.21	7.36
Depreciation, depletion and amortization		1.86	1.76
Noncash and other costs, net		0.19	0.30
Total unit costs		10.26	9.42
Gross profit per pound		$1.03	$1.47

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended December 31, 2014	Revenues	and Delivery	Amortization
Totals presented above	$128	$84	$21
Treatment charges and other	(10)	—	—
Noncash and other costs, net	—	1	—
Molybdenum mines	118	85	21
Other mining & eliminations[b]	3,894	2,520	359
Total mining	4,012	2,605	380
U.S. oil & gas operations	1,223	324	3,984	[c]
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,933	$4,368	[c]

Three Months Ended December 31, 2013
Totals presented above	$123	$74	$20
Treatment charges and other	(9)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	114	77	20
Other mining & eliminations[b]	4,666	2,557	364
Total mining	4,780	2,634	384
U.S. oil & gas operations	1,104	305	632
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

a. Reflects sales of the molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, “Business Segments” beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

c. Includes impairment of oil and gas properties of $3.4 billion.

XXVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues and Production Costs and Unit Net Cash Costs

		Years Ended December 31,
(In Millions)		2014	2013

Revenues, excluding adjustments[a]		$630	$566

Site production and delivery, before net noncash and other costs shown below		321	303
Treatment charges and other		43	44
Net cash costs		364	347
Depreciation, depletion and amortization		92	82
Noncash and other costs, net		7	14
Total costs		463	443
Gross profit		$167	$123

Molybdenum sales (millions of recoverable pounds)[a]		51	49

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]		$12.28	$11.65

Site production and delivery, before net noncash and other costs shown below		6.24	6.24
Treatment charges and other		0.84	0.91
Unit net cash costs		7.08	7.15
Depreciation, depletion and amortization		1.80	1.68
Noncash and other costs, net		0.15	0.29
Total unit costs		9.03	9.12
Gross profit per pound		$3.25	$2.53

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Year Ended December 31, 2014	Revenues	and Delivery	Amortization
Totals presented above	$630	$321	$92
Treatment charges and other	(43)	—	—
Noncash and other costs, net	—	7	—
Molybdenum mines	587	328	92
Other mining & eliminations[b]	16,141	10,337	1,466
Total mining	16,728	10,665	1,558
U.S. oil & gas operations	4,710	1,237	6,028	[c]
Corporate, other & eliminations	—	2	14
As reported in FCX's consolidated financial statements	$21,438	$11,904	$7,600	[c]

Year Ended December 31, 2013
Totals presented above	$566	$303	$82
Treatment charges and other	(44)	—	—
Noncash and other costs, net	—	14	—
Molybdenum mines	522	317	82
Other mining & eliminations[b]	17,779	10,834	1,340
Total mining	18,301	11,151	1,422
U.S. oil & gas operations	2,616	682	1,364
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

a. Reflects sales of the molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b. Represents the combined total for all other mining operations and the related eliminations, as presented in the supplemental schedules, “Business Segments” beginning on page XI. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

c. Includes impairment of oil and gas properties of $3.7 billion.

XXVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended December 31, 2014
				Total
		Natural		U.S. Oil
(In Millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$566	$78	$17	$661	[a]
Realized cash gains on derivative contracts	62	2	—	64
Realized revenues	$628	$80	$17	725
Less: cash production costs				265	[a]
Cash operating margin				460
Less: depreciation, depletion and amortization				555
Less: impairment of oil and gas properties				3,429
Less: accretion and other costs				59
Plus: net noncash mark-to-market gains on derivative contracts				497
Plus: other net adjustments				1
Gross loss				$(3,085)

Oil (MMBbls)	8.1
Gas (Bcf)		20.9
NGLs (MMBbls)			0.6
Oil Equivalents (MMBOE)				12.1

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$70.25	$3.79	$30.01	$54.70	[a]
Realized cash gains on derivative contracts	7.77	0.04	—	5.25
Realized revenues	$78.02	$3.83	$30.01	59.95
Less: cash production costs				21.93	[a]
Cash operating margin				38.02
Less: depreciation, depletion and amortization				45.96
Less: impairment of oil and gas properties				283.45
Less: accretion and other costs				4.80
Plus: net noncash mark-to-market gains on derivative contracts				41.09
Plus: other net adjustments				0.07
Gross loss				$(255.03)

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$661	$265	$555
Realized cash gains on derivative contracts	64	—	—
Net noncash mark-to-market gains on derivative contracts	497	—	—
Accretion and other costs	—	59	—
Impairment of oil and gas properties	—	—	3,429
Other net adjustments	1	—	—
U.S. oil & gas operations	1,223	324	3,984
Total mining[b]	4,012	2,605	380
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,933	$4,368

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico	6,423	$391	$60.97	$115		$17.93
California	3,554	222	62.34	121		34.12
Haynesville/Madden/Other	2,120	48	22.89	29		13.63
	12,097	$661	54.70	$265		21.93
b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedules, “Business Segments,” beginning on page XI.

XXIX

FREEPORT-McMoRan INC.
REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended December 31, 2013
			Natural	Total
		Natural	Gas Liquids	U.S. Oil
(In Millions)	Oil	Gas	(NGLs)	& Gas
Oil and gas revenues before derivatives	$1,105	$86	$42	$1,233	[a]
Realized cash (losses) gains on derivative contracts	(18)	7	—	(11)
Realized revenues	$1,087	$93	$42	1,222
Less: cash production costs				293	[a]
Cash operating margin				929
Less: depreciation, depletion and amortization				632
Less: accretion and other costs				12
Plus: net noncash mark-to-market losses on derivative contracts				(118)
Plus: other net adjustments				—
Gross profit				$167

Oil (MMBbls)	11.7
Gas (Bcf)		22.9
NGLs (MMBbls)			1.1
Oil Equivalents (MMBOE)				16.6

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$94.23	$3.77	$40.08	$74.27	[a]
Realized cash (losses) gains on derivative contracts	(1.55)	0.29	—	(0.69)
Realized revenues	$92.68	$4.06	$40.08	73.58
Less: cash production costs				17.63	[a]
Cash operating margin				55.95
Less: depreciation, depletion and amortization				38.06
Less: accretion and other costs				0.78
Plus: net noncash mark-to-market losses on derivative contracts				(7.12)
Plus: other net adjustments				0.04
Gross profit				$10.03

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$1,233	$293	$632
Realized losses on derivative contracts	(11)	—	—
Net noncash mark-to-market losses on derivative contracts	(118)	—	—
Accretion and other costs	—	12	—
Other net adjustments	—	—	—
U.S. oil & gas operations	1,104	305	632
Total mining[b]	4,780	2,634	384
Corporate, other & eliminations	1	(3)	3
As reported in FCX's consolidated financial statements	$5,885	$2,936	$1,019

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico	6,695	$539	$80.67	$93		$13.84
California	3,574	318	88.96	124		34.87
Haynesville/Madden/Other	1,907	43	22.41	25		12.98
Eagle Ford	4,433	333	75.05	51		11.42
	16,609	$1,233	74.27	$293		17.63

b. Represents the combined total for all mining operations and the related eliminations, as presented in the supplemental schedules, “Business Segments” beginning on page XI.

XXX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Year Ended December 31, 2014
				Total
		Natural		U.S. Oil
(In Millions)	Oil	Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$3,721	$353	$128	$4,202	[a]
Realized cash losses on derivative contracts	(111)	(11)	—	(122)
Realized revenues	$3,610	$342	$128	4,080
Less: cash production costs				1,140	[a]
Cash operating margin				2,940
Less: depreciation, depletion and amortization				2,291
Less: impairment of oil and gas properties				3,737
Less: accretion and other costs				97
Plus: net noncash mark-to-market gains on derivative contracts				627
Plus: other net adjustments				3
Gross loss				$(2,555)

Oil (MMBbls)	40.1
Gas (Bcf)		80.8
NGLs (MMBbls)			3.2
Oil Equivalents (MMBOE)				56.8

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMBtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$92.76	$4.37	$39.73	$73.98	[a]
Realized cash losses on derivative contracts	(2.76)	(0.14)	—	(2.15)
Realized revenues	$90.00	$4.23	$39.73	71.83
Less: cash production costs				20.08	[a]
Cash operating margin				51.75
Less: depreciation, depletion and amortization				40.34
Less: impairment of oil and gas properties				65.80
Less: accretion and other costs				1.69
Plus: net noncash mark-to-market gains on derivative contracts				11.03
Plus: other net adjustments				0.06
Gross loss				$(44.99)

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$4,202	$1,140	$2,291
Realized cash losses on derivative contracts	(122)	—	—
Net noncash mark-to-market gains on derivative contracts	627	—	—
Accretion and other costs	—	97	—
Impairment of oil and gas properties	—	—	3,737
Other net adjustments	3	—	—
U.S. oil & gas operations	4,710	1,237	6,028
Total mining[b]	16,728	10,665	1,558
Corporate, other & eliminations	—	2	14
As reported in FCX's consolidated financial statements	$21,438	$11,904	$7,600

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico	26,491	$2,097	$79.17	$414		$15.62
California	14,298	1,196	83.65	523		36.59
Haynesville/Madden/Other[c]	7,318	199	27.18	90		12.36
Eagle Ford	8,694	710	81.66	113		12.97
	56,801	$4,202	73.98	$1,140		20.08
b. Represents the combined total for mining operations and the related eliminations, as presented in the supplemental schedules, “Business Segments,” beginning on page XI.
c. Includes volume adjustments related to Eagle Ford's pre-close sales totaling 114 MBOE, revenues of $12 million and cash production credits of $1 million. Excluding these amounts, average realized price was $25.97 per BOE and cash production costs were $12.73 per BOE.

XXXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Seven months from June 1, 2013, to December 31, 2013
			Natural	Total
		Natural	Gas Liquids	U.S. Oil
(In Millions)	Oil	Gas	(NGLs)	& Gas
Oil and gas revenues before derivatives	$2,655	$202	$92	$2,949	[a]
Realized cash (losses) gains on derivative contracts	(36)	14	—	(22)
Realized revenues	$2,619	$216	$92	2,927
Less: cash production costs				653	[a]
Cash operating margin				2,274
Less: depreciation, depletion and amortization				1,364
Less: accretion and other costs				29
Plus: net noncash mark-to-market losses on derivative contracts				(312)
Plus: other net adjustments				1
Gross profit				$570

Oil (MMBbls)	26.6
Gas (Bcf)		54.2
NGLs (MMBbls)			2.4
Oil Equivalents (MMBOE)				38.1

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$99.67	$3.73	$38.20	$77.45	[a]
Realized cash (losses) gains on derivative contracts	(1.35)	0.26	—	(0.58)
Realized revenues	$98.32	$3.99	$38.20	76.87
Less: cash production costs				17.14	[a]
Cash operating margin				59.73
Less: depreciation, depletion and amortization				35.81
Less: accretion and other costs				0.79
Plus: net noncash mark-to-market losses on derivative contracts				(8.20)
Plus: other net adjustments				0.04
Gross profit				$14.97

Reconciliation to Amounts Reported
(In Millions)	Revenues	Production and Delivery	Depreciation, Depletion and Amortization
Totals presented above	$2,949	$653	$1,364
Realized cash losses on derivative contracts	(22)	—	—
Net noncash mark-to-market losses on derivative contracts	(312)	—	—
Accretion and other costs	—	29	—
Other net adjustments	1	—	—
U.S. oil & gas operations	2,616	682	1,364
Total mining[b]	18,301	11,151	1,422
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$20,921	$11,840	$2,797

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)	Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico	15,286	$1,284	$84.00	$213		$13.94
California	8,293	779	93.95	268		32.33
Haynesville/Madden/Other	4,574	103	22.47	53		11.46
Eagle Ford	9,924	783	78.87	119		11.97
	38,077	$2,949	77.45	$653		17.14

b. Represents the combined total for all mining operations and the related eliminations, as presented in the supplemental schedules, “Business Segments” beginning on page XI.

XXXII